Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 16, 2004 the noon buying rate in New York City payable in Canadian dollars (“$”), as reported by the Federal Reserve Bank of New York, was $1.00 = $0.8089 United States dollars (“U.S.$”). See “Foreign Exchange and International Reserves”.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the productive forest land is about 25% of the total area. The population on July 1, 2004 was estimated to be 32 million. Approximately 64% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 325 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the new territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years, subject to earlier dissolution upon the recommendation of the Prime Minister or because of the Government’s defeat in the House of Commons on a vote of no confidence.

The most recent general election was held on June 28, 2004. As a result of that election the Liberal Party forms the Government. The distribution of seats in the House of Commons is as follows: the Liberal Party has 133 seats, the Conservative Party has 99 seats, the Bloc Québécois has 54 seats, and the New Democratic Party has 19 seats. There are 2 independent members and 1 vacant seat.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly made up of members elected for a period of five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992 Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of April 14, 2003, the federalist Québec Liberal Party was elected with a majority of 76 out of 125 seats in Québec’s National Assembly, as compared to 45 for the main opposition Parti Québécois, and 4 for the Action Démocratique du Québec party. The Québec Liberal Party obtained 45.9% of the votes cast, the Parti Québécois, 33.2% and the Action Démocratique du Québec, 18.2%.

THE CANADIAN ECONOMY*

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (1997 constant dollars) in 2003, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2003(2)

Source: Statistics Canada, Gross Domestic Product by Industry.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 at GDP market prices on pages 8 and 9.

(2) May not add to 100.0% due to rounding.

(3) The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 68.9% in 2003 while the remaining 31.1% was attributed to goods-producing industries.

*	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year the method of computation includes growth over the entire period indicated. For percentage changes over less than one year the method of calculation utilizes observations for the period stated and the previous period of the same length. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, 1997 chained dollars.

The following table shows the composition of Canada’s real GDP at basic prices (1997 constant dollars) by sector in 1989 and over the 1999-2003 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	For the years ended December 31,

	2003	2002	2001	2000	1999	1989(2)	2003	1999	1989(2)

	(millions of 1997 dollars)						(percentage distribution)
Agriculture	$14,643	$12,928	$13,702	$15,876	$16,667	$11,510	1.4%	1.9%	1.6%
Forestry, fishing and hunting	7,345	7,241	7,144	7,028	6,655	8,150	0.7	0.7	1.2
Mining and oil and gas extraction	37,493	35,204	35,650	35,459	34,399	26,944	3.7	3.8	3.8
Manufacturing	174,208	174,049	170,729	179,564	161,526	122,046	17.1	18.0	17.3
Construction	56,193	53,797	52,182	48,833	46,415	47,930	5.5	5.2	6.8
Utilities	25,780	26,338	25,678	26,502	26,409	22,815	2.5	2.9	3.2
Transportation and warehousing	47,694	47,503	46,803	45,765	43,604	33,011	4.7	4.9	4.7
Wholesale and retail trade	119,879	114,845	108,129	103,987	97,964	75,397	11.8	10.9	10.7
Finance, insurance, real estate and leasing	203,152	198,827	190,055	181,064	174,007	122,047	20.0	19.4	17.3
Public administration and defence	56,547	54,895	53,575	53,208	51,828	46,494	5.6	5.8	6.6
Community, business and personal services	273,035	267,097	257,835	248,740	237,103	186,547	26.9	26.4	26.5

TOTAL (1)	$1,015,969	$992,724	$961,482	$946,026	$896,577	$703,946	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.

(1) May not add to total due to rounding.

(2) Data does not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 65.8% in 1989 to 68.9% in 2003. The fastest growing groups in this sector have been wholesale and retail trade and finance, insurance, real estate and leasing which grew at average compounded annual rates of 3.4% and 3.7% respectively, between 1989 and 2003, compared to an average annual growth rate of 2.6% for total real GDP (1997 constant dollars). The goods-producing sector constituted 31.1% of real GDP at basic prices in 2003, down from 34.0% in 1989. The decline was most evident in construction with its share declining from 6.8% in 1989 to 5.5% in 2003, and in utilities, where the share fell from 3.2% to 2.5%.

Real GDP growth was 5.6% in 1999 and 5.3% in 2000. Manufacturing output growth exceeded total output growth over this period, increasing by 8.3% in 1999 and by 9.9% in 2000. Total year-over-year GDP growth slowed in 2001 to 1.7%, rebounded in 2002 to 3.4%, and eased in 2003 to 2.2%, before advancing over 2004 to 2.3%, 3.2% and 3.7% in the first, second and third quarters respectively. After contracting by 4.0% in 2001, manufacturing output rebounded to grow at 2.4% in 2002, followed by a retreat to 0.1% growth in 2003. On a year-over-year basis, manufacturing output growth has since recovered in 2004 to 0.6%, 4.1%, and 6.6% in the first, second, and third quarters respectively.

The construction sector was the second largest goods-producing sector in Canada in 2003. Construction activity rose by 4.5% in 1999, 5.5% in 2000 and 6.9% in 2001, followed by a slowing in 2002 to 2.9%. Year-over-year output growth in this industry has since strengthened in 2003 to 4.4% and in the first quarter of 2004 to 4.8%, before moderating to 4.0% and 3.1% in the second and third quarters of 2004.

Output from mining and oil and gas extractions saw no growth in 1999, rose by 3.0% in 2000 and fell by 0.9% in 2001. Recovering to 0.6% in 2002 and 3.9% in 2003, output growth continued to strengthen on a year-over-year basis into the first and second quarters of 2004 to 4.6% and 5.5% respectively, before slowing to 0.8% in the third quarter.

Although the share of agricultural output in total real GDP in 2003 was 1.4%, agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 27.0 million tonnes in the 1999-2000 crop year and 26.5 million tonnes in the 2000-2001 crop year. Total wheat production fell to 20.6 million tonnes and 16.2 million tonnes in the 2001-2002 and 2002-2003 crop years respectively, followed by a rebound to 23.5 million tonnes in the 2003-2004 year. For the 2004-2005 year, Statistics Canada estimates wheat production to be 25.9 million tonnes.

Gross Domestic Income and Expenditure*

Nominal GDP at market prices was about $1.2 trillion in 2003. Nominal GDP grew at 7.4% in 1999 and 9.6% in 2000, with growth tapering off to 2.9% in 2001 before regaining strength to 4.5% in 2002 and 5.3% in 2003. In 2004, nominal GDP growth was 3.4%, 6.5% and 7.3% in the first, second and third quarters respectively (year-over-year basis).

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (10)		For the years ending December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of dollars)
INCOME
Labor income (1)	$635,359	$611,344	$613,718	$592,692	$570,008	$545,204	$502,726
Corporate profits (2)	175,271	150,259	151,210	137,480	126,620	135,978	110,769
Non-farm unincorporated business income	80,660	76,932	77,382	73,841	68,364	64,944	61,466
Farm income	805	759	694	889	1,633	1,243	1,819
Other net domestic income (3)	124,641	124,067	123,492	110,428	116,247	115,885	104,006

Net domestic income	1,016,736	963,360	966,496	915,330	882,872	863,254	780,786
Indirect taxes, capital consumption
allowances and residual error	266,488	250,428	252,276	242,638	225,328	213,323	201,655

GROSS DOMESTIC INCOME	$1,283,224	$1,213,788	$1,218,772	$1,157,968	$1,108,200	$1,076,577	$982,441

EXPENDITURE
Consumer expenditure	$718,152	$686,501	$688,707	$657,302	$622,903	$596,009	$560,884
Government expenditure
(goods & services):
Federal (4)	50,472	48,059	48,422	44,795	42,500	41,412	37,641
Provincial-municipal (5)	230,840	219,233	220,805	208,454	195,621	183,220	171,449

Total government (6)	281,312	267,292	269,227	253,249	238,121	224,632	209,090
of which current	248,577	235,895	237,711	223,677	211,115	200,084	186,054
of which capital (7)	32,735	31,397	31,516	29,572	27,006	24,548	23,036
Residential construction	83,128	72,272	73,757	65,829	55,140	48,572	45,100
Business fixed investment:
Non-residential construction	53,476	50,789	51,155	49,686	52,927	49,826	47,229
Machinery and equipment	84,272	81,092	80,963	82,313	82,558	83,350	79,102

Total	137,748	131,881	132,118	131,999	135,485	133,176	126,331
Inventory accumulation:
Business non-farm	2,467	6,513	6,119	1,094	-5,251	11,355	4,951
Farm	853	1,336	1,543	-1,662	-1,019	150	39

Total	3,320	7,849	7,662	-568	-6,270	11,505	4,990
Exports (goods & services) (8)	493,688	464,732	461,596	479,358	483,053	490,688	424,258
Imports (goods & services) (9)	-434,004	-415,840	-413,611	-428,248	-419,508	-428,754	-388,303
Residual error of estimate	-120	-900	-684	-953	-724	749	91

GROSS DOMESTIC EXPENDITURE	$1,283,224	$1,213,788	$1,218,772	$1,157,968	$1,108,200	$1,076,577	$982,441

GROSS DOMESTIC EXPENDITURE IN 1997 CHAIN-FISHER DOLLARS	$1,121,797	$1,093,681	$1,096,359	$1,074,621	$1,038,845	$1,020,488	$969,750

Source: Statistics Canada, National Income and Expenditure Accounts.

(1) Includes military pay and allowances.

(2) Includes net interest and dividends paid to non-residents.

(3) Includes interest, miscellaneous investment income and government business enterprise profits before taxes, taxes less subsidies on factors of production and inventory valuation adjustment.

(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.

(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.

(6) Includes government inventories.

(7) Includes inventory accumulations at all levels of government.

(8) Excludes investment income received from non-residents.

(9) Excludes investment income paid to non-residents.

(10) Seasonally adjusted, annual rates.

*Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments*

Real output growth experienced gains of 5.5% in 1999 and 5.2% in 2000, before slowing to 1.8% in 2001, and rebounding to 3.4% in 2002. In 2003 real GDP growth eased to 2.0%, continued to slow to 1.6% in the first quarter of 2004, before regaining strength on a year-over-year basis to 2.8% and 3.3% in the second and third quarters respectively.

Real consumer spending rose by 3.8% in 1999, 4.0% in 2000, 2.7% in 2001, 3.4% in 2002 and 3.1% in 2003. Year-over-year growth in consumer spending remained robust at 3.5% in the first quarter, 3.2% in the second quarter and 2.9% in the third quarter of 2004. The personal savings rate was 3.2% in 2002 and 1.4% in 2003, falling to 0.6% in the first quarter of 2004, 0.5% in the second quarter and 0.0% in the third quarter of 2004.

Year-over-year growth in non-residential business fixed investment was 7.2% in 1999, 4.7% in 2000 and 0.7% in 2001. The strength in non-residential business investment in 1999 and 2000 was largely due to strong increases in machinery and equipment investment. Non-residential business fixed investment fell 4.0% in 2002, but rebounded with growth of 3.2% in 2003 and year-over-year growth of 5.5%, 5.6% and 3.9% in the first three quarters of 2004, respectively.

Housing starts have increased in recent years. Following a level of 150 thousand units in 1999, housing starts continued to rise to 152 thousand units, 163 thousand units, 205 thousand units and 218 thousand units in 2000, 2001, 2002, and 2003 respectively. In the first three quarters of 2004, the level of housing starts increased further to 226 thousand, 233 thousand and 238 thousand units respectively (at annual rates).

Government spending on current goods and services grew by 2.1% in 1999, 3.1% in 2000, 3.7% in 2001, 2.8% in 2002, and 3.8% in 2003. Year-over-year growth in government spending on goods and services for 2004 was 3.2% in the first quarter, 2.1% in the second quarter and 3.0% in the third quarter.

In current dollar terms, the trade balance on a balance of payments basis was $35.4 billion in 1999, $61.3 billion in 2000 and $62.8 billion in 2001. The surplus on the foreign trade balance slid to $50.3 billion and $47.3 billion in 2002 and 2003 respectively, and has since increased in 2004 to $52.4 billion, $64.9 billion and $58.9 billion (at annual rates) in the first, second and third quarters respectively. (See also “Balance of Payments”.)

*	In this section all figures are reported in real terms and growth rates are calculated from chained 1997 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator was 1.7% in 1999, 4.2% in 2000, and 1.1%, 1.0% and 3.2% in 2001, 2002 and 2003 respectively. Year-over-year growth in the implicit price deflator was 1.7% for the first quarter of 2004, 3.6% in the second quarter and 3.9% in the third quarter.

The year-over-year increase in the consumer price index (“CPI”) has been moderate. It registered increases of 1.7% in 1999, 2.7% in 2000 and 2.6% in 2001. The increase in 2000 is largely attributable to a surge in energy prices, while the increase observed in 2001 was more broadly-based. CPI inflation dipped slightly to 2.2% in 2002 before rising again to 2.8% in 2003, and sliding to 0.9% in the first quarter of 2004 before rebounding to 2.2% and 2.0% in the second and third quarters respectively.*

PRICE DEVELOPMENTS

	G.D.P.	Consumer Price Index
	Implicit							Industrial
	Chain			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &	Shelter	Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Services	Index

	(annual percentage changes)
1999	1.7	1.7	1.3	1.7	5.7	1.5	1.1	1.8
2000	4.2	2.7	1.4	3.1	16.2	1.5	2.1	4.3
2001	1.1	2.6	4.5	2.1	3.3	2.0	2.5	1.0
2002	1.0	2.2	2.6	2.1	–2.0	2.7	1.9	0.1
2003	3.2	2.8	1.7	3.0	7.9	2.6	2.7	–1.4
2003 Q4	2.2	1.7	1.9	1.7	1.6	1.8	2.7	–3.9
2004 Q1	1.7	0.9	1.1	0.8	–2.8	1.3	2.3	–2.0
2004 Q2	3.6	2.2	1.4	2.3	11.8	1.4	2.2	5.2
2004 Q3	3.9	2.0	2.5	1.8	7.5	1.3	2.5	5.2

Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1)  This implicit price index is based on seasonally adjusted data.

The average annual increase in new collective agreements (without cost of living clauses) involving 500 or more employees for all industries was 2.5% in 2003. Average wage gains (over the life of the contract) increased steadily between 1999 and 2001, before dipping in 2002. The average settlement was 2.2% in 1999, 2.5% in 2000, 3.2% in 2001, 2.8% in 2002 and 2.5% in 2003. Year-over-year, wage gains were 2.8% in the first quarter of 2004, 1.3% in the second quarter and 1.3% in the third quarter.

*	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market*

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1)

(thousands of persons)

	Canada			Atlantic Provinces			Québec

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

1999	15,721	14,531	7.6	1,136	1,003	11.7	3,702	3,357	9.3
2000	15,999	14,910	6.8	1,152	1,023	11.2	3,753	3,438	8.4
2001	16,246	15,077	7.2	1,172	1,035	11.7	3,807	3,475	8.7
2002	16,689	15,412	7.7	1,194	1,055	11.6	3,930	3,593	8.6
2003	17,047	15,746	7.6	1,205	1,067	11.4	4,017	3,650	9.1
2003 Q4	17,160	15,875	7.5	1,206	1,067	11.5	4,058	3,683	9.2
2004 Q1	17,190	15,917	7.4	1,217	1,081	11.2	4,039	3,683	8.8
2004 Q2	17,246	15,996	7.2	1,224	1,088	11.1	4,035	3,705	8.2
2004 Q3	17,284	16,050	7.1	1,227	1,095	10.8	4,049	3,717	8.2

	Ontario			Prairie Provinces			British Columbia

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

1999	6,071	5,688	6.3	2,734	2,576	5.8	2,079	1,906	8.3
2000	6,228	5,872	5.7	2,766	2,628	5.0	2,100	1,949	7.2
2001	6,364	5,963	6.3	2,799	2,662	4.9	2,104	1,942	7.7
2002	6,532	6,068	7.1	2,877	2,723	5.4	2,158	1,973	8.5
2003	6,694	6,229	7.0	2,929	2,777	5.2	2,202	2,023	8.1
2003 Q4	6,723	6,267	6.8	2,951	2,800	5.1	2,221	2,058	7.4
2004 Q1	6,756	6,299	6.8	2,958	2,805	5.2	2,220	2,050	7.7
2004 Q2	6,794	6,325	6.9	2,964	2,822	4.8	2,228	2,057	7.7
2004 Q3	6,801	6,344	6.7	2,967	2,817	5.0	2,241	2,076	7.3

Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labor Force and Employment for the quarters.

On a year-over-year basis, employment in recent years has averaged more than two percent growth, increasing by 2.8% and 2.6% respectively in 1999 and 2000, before slowing to 1.1% in 2001 and returning to 2.2% in 2002 and 2.2% in 2003. Growth in the labor force was not as strong, registering growth of 2.0%, 1.8% and 1.5% in 1999 through 2001 respectively with a rise to 2.7% in 2002 before moderating to 2.1% in 2003. Year-over-year employment growth in 2004 was 1.6% in the first quarter, 1.9% in the second quarter and 1.9% in the third quarter. Growth in the labor force was 1.5%, 1.3% and 1.1% respectively over the same period.

The unemployment rate fell from 7.6% in 1999 to 6.8% in 2000, followed by a rise back to 7.2% in 2001, 7.7% in 2002 and 7.6% in 2003. So far in 2004, the unemployment rate has declined from 7.4% in the first quarter to 7.2% and 7.1% in the second and third quarters respectively.

* Year-over-year growth rates for employment are based on not seasonally adjusted data.

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States, and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica, and Israel.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (2)		For the years ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions)
Value of Exports
Wheat	$2,863	$1,948	$2,809	$3,071	$3,807	$3,609	$3,356
Other agricultural products	18,413	17,795	23,576	25,292	24,499	21,403	19,524
Crude petroleum	18,728	15,481	20,644	18,551	15,370	19,166	11,017
Natural gas	20,231	20,796	26,083	18,372	25,595	20,537	10,951
Ores and metals	24,142	19,099	26,029	28,079	26,008	26,618	23,555
Lumber	8,710	6,621	8,941	10,852	11,571	12,217	13,225
Pulp and paper	9,859	9,529	12,529	13,262	15,300	16,860	13,668
Other materials	58,599	52,561	70,133	70,126	72,764	71,102	60,124
Motor vehicles	47,030	44,826	59,488	67,672	65,872	69,676	70,459
Motor vehicle parts	20,916	20,905	27,886	29,004	26,655	28,210	26,833
Machinery	14,445	14,426	18,909	20,300	19,995	19,571	17,179
Other end products	68,085	66,185	86,880	94,470	98,865	105,678	85,483
Special transactions	9,961	12,294	16,103	14,745	14,356	14,726	13,662

TOTAL EXPORTS (1)	$321,981	$302,465	$400,010	$413,796	$420,657	$429,372	$369,035

Value of Imports
Edible products	$14,873	$15,243	$20,129	$20,432	$19,086	$17,389	$16,552
Crude petroleum	11,510	9,981	13,301	11,723	12,814	13,437	7,160
Other crude materials	8,689	6,945	9,332	8,568	8,119	8,026	7,156
Fabricated materials	54,895	50,389	66,586	69,547	69,420	69,871	62,412
Motor vehicles	27,599	28,242	37,547	38,003	31,825	32,479	30,242
Motor vehicle parts	30,477	29,565	38,813	43,463	40,753	44,954	45,692
Machinery and equipment	77,983	74,395	98,237	105,848	112,525	122,913	108,247
Other end products	35,353	34,814	46,259	46,444	42,923	40,115	37,000
Special transactions	8,675	8,790	11,629	12,552	13,218	13,153	12,566

TOTAL IMPORTS (1)	$270,053	$258,363	$341,833	$356,581	$350,683	$362,337	$327,026

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add to total due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 69% in 1980 to 50.2% in the first three quarters of 2004. Over this period the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment and automotive products.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2003, trade with the United States accounted for 82.6% of the value of Canada’s merchandise exports and 70.2% of the value of Canada’s merchandise imports. According to the United States Department of Commerce, trade with Canada accounted for 23.8% of the United States’ exports and 17.6% of its imports in 2003.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Exports (1)
United States	81.6%	82.9%	82.6%	83.9%	83.7%	83.6%	83.8%
Japan	2.4	2.5	2.4	2.5	2.4	2.6	2.7
United Kingdom	2.2	1.8	1.9	1.5	1.6	1.7	1.6
European Union (2)	4.2	4.1	4.1	4.0	4.0	3.9	3.9
Other	9.7	8.8	8.9	8.2	8.3	8.1	8.0

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	69.2%	70.2%	70.2%	71.5%	72.7%	73.6%	76.3%
Japan	2.8	3.2	3.1	3.3	3.0	3.2	3.2
United Kingdom	2.6	2.6	2.6	2.9	3.4	3.4	2.4
European Union (2)	7.4	7.7	7.6	7.3	6.6	5.8	6.3
Other	18.0	16.4	16.5	15.1	14.3	14.0	11.8

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(1997 = 100)
Indices of physical volume
Exports	132.5	125.4	125.9	128.6	127.7	132.3	121.2
Imports	132.7	122.8	123.8	119.7	118.0	125.0	115.1
Indices of prices
Exports	106.9	106.0	104.8	106.0	108.5	107.0	100.3
Imports	97.6	101.0	99.4	107.2	107.0	104.4	102.3
Terms of trade (1)	109.5	105.0	105.4	98.9	101.4	102.4	98.1

Source: Statistics Canada, National Income and Expenditure Accounts.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters(1)		For the years ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(in millions of dollars)
CURRENT ACCOUNT
RECEIPTS
Goods and services	$368,853	$347,339	$459,974	$477,694	$481,383	$489,090	$422,670
Goods	322,486	302,465	400,010	413,795	420,657	429,372	369,035
Services	46,367	44,874	59,964	63,899	60,725	59,718	53,636
Investment Income	29,592	23,631	32,700	31,185	25,866	36,755	32,905
Current transfers	5,373	5,008	6,714	6,957	6,970	6,116	5,644
Current account receipts	403,817	375,980	499,388	515,836	514,219	531,961	461,219
PAYMENTS
Goods and services	324,808	311,184	412,688	427,382	418,612	427,836	387,298
Goods	269,934	258,363	341,833	356,581	350,682	362,337	327,026
Services	54,875	52,819	70,855	70,801	67,930	65,500	60,272
Investment Income	45,266	42,801	56,443	59,839	65,231	69,863	66,518
Current transfers	5,016	4,839	6,440	5,951	5,373	4,992	4,834
Current account payments	375,089	358,824	475,570	493,171	489,216	502,692	458,649
BALANCES
Goods and services	44,046	36,156	47,287	50,312	62,770	61,254	35,373
Goods	52,553	44,102	58,177	57,214	69,975	67,036	42,009
Services	-8,507	-7,945	-10,891	-6,903	-7,204	-5,782	-6,636
Investment Income	-15,675	-19,170	-23,743	-28,653	-39,365	-33,109	-33,613
Current transfers	357	170	274	1,006	1,598	1,124	810
Current account balance	28,728	17,156	23,818	22,664	25,003	29,269	2,570
CAPITAL AND FINANCIAL ACCOUNT
CAPITAL ACCOUNT	3,224	3,052	3,968	4,988	5,784	5,314	5,049
FINANCIAL ACCOUNT	-20,994	-15,918	-24,694	-17,837	-21,163	-27,070	-17,531
CANADIAN ASSETS, NET FLOWS
Canadian direct investment abroad	-48,365	-10,932	-30,191	-41,472	-55,918	-66,352	-25,625
Portfolio investment	-9,988	-7,365	-12,519	-25,087	-37,573	-63,927	-23,101
Foreign bonds	-8,699	-6,170	-8,071	-6,229	-1,920	-3,963	-2,477
Foreign stocks	-1,288	-1,196	-4,449	-18,858	-35,653	-59,965	-20,623
Other investment	-11,230	-17,355	-25,401	-13,206	-20,251	-11,759	6,780
Loans	-1,956	3,544	6,171	-8,182	-8,219	-5,126	2,680
Deposits	-2,931	-14,029	-23,234	5,731	-2,172	3,973	10,592
Official international reserves	-510	2,944	4,693	298	-3,353	-5,480	-8,818
Other assets	-5,832	-9,814	-13,030	-11,053	-6,507	-5,125	2,326

Total Canadian assets, net flows	-69,582	-35,652	-68,111	-79,765	-113,743	-142,039	-41,946
CANADIAN LIABILITIES, NET FLOWS
Foreign direct investment in Canada	11,265	10,049	9,222	33,026	42,561	99,198	36,762
Portfolio investment	39,595	8,340	18,469	20,935	38,509	14,598	3,738
Canadian bonds	13,074	3,052	7,000	18,684	41,733	-21,458	2,602
Canadian stocks	29,589	7,704	12,931	-1,531	4,125	35,232	14,346
Canadian money market	-3,067	-2,418	-1,461	3,782	-7,349	824	-13,209
Other investment	-2,271	1,346	15,726	7,967	11,510	1,173	-16,086
Loans	-2,112	-2,731	1,741	1,400	-6,493	3,396	6,641
Deposits	2,290	8,133	18,265	13,568	23,716	-962	-24,103
Other liabilities	-2,450	-4,058	-4,280	-7,001	-5,713	-1,261	1,377

Total Canadian liabilities, net flows	48,588	19,734	43,417	61,928	92,580	114,969	24,415

Total capital and financial account, net flows	-17,770	-12,866	-20,725	-12,850	-15,379	-21,756	-12,481
Statistical discrepancy	-10,655	-3,526	-3,092	-9,815	-9,624	-7,514	9,912

Source: Statistics Canada, Canada’s Balance of International Payments
(1) Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.

Canada’s current account balance improved from a surplus of $2.6 billion in 1999 to a surplus of $23.8 billion in 2003. The current account maintained an average surplus of $38.3 billion (seasonally adjusted, annualized level) in the first three quarters of 2004. Over the period since 1999, the three main components of the current account have evolved as follows:

(1) The merchandise trade surplus increased from $42.0 billion in 1999 to $58.2 billion in 2003. In the first three quarters of 2004, the merchandise trade surplus averaged $70.1 billion (annualized level).
(2) The service account deficit worsened from $6.6 billion in 1999 to $10.9 billion in 2003. The services deficit averaged $11.3 billion (annualized level) in the first three quarters of 2004.
(3) The deficit on net investment income payments narrowed from $33.6 billion in 1999 to $23.7 billion in 2003. The investment income deficit averaged $20.9 billion in the first three quarters of 2004 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus in 2001. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in 2003 and the first three quarters of 2004.

In 1999, the net outflow in the capital and financial account stood at $12.5 billion. Following that, Canada registered net outflows of $21.8 billion, $15.4 billion, $12.9 billion and $20.7 billion in 2000, 2001, 2002 and 2003 respectively. The net outflow in the first three quarters of 2004 averaged $23.7 billion (annualized level).

Various Canadian financial instruments were acquired by non-residents during the 1990s and early 2000s. Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $3.7 billion in 1999. After rising to $38.5 billion in 2001, purchases of Canadian financial instruments decreased again to $20.9 billion in 2002 and $18.5 billion in 2003. The first three quarters of 2004 saw net purchases of Canadian bonds, stocks and money market instruments average $52.8 billion (annualized level).

Foreign direct investment in Canada rose from $36.8 billion in 1999 to $99.2 billion in 2000 before sliding to $42.6 billion in 2001, $33.0 billion in 2002 and $9.2 billion in 2003. Foreign direct investment in the first three quarters of 2004 averaged $15.0 billion (annualized level).

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970 the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. During this period, the Canadian dollar has floated between a high of 104.43 U.S. cents that occurred in April 1974 and a low of 61.79 U.S. cents in January 2002. The dollar closed 2003 at 77.13 U.S. cents. In 2004 through November 30, trading has been in a range of 71.41 to 85.14 U.S. cents; the dollar closed at 84.32 U.S. cents on November 30, 2004.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

		For the years ended December 31,
	2004 through
	November 30	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994

	(in U.S. cents)
High	85.14	77.89	66.54	67.11	69.84	69.35	71.23	74.93	75.26	75.33	76.42
Low	71.41	63.38	61.79	62.30	63.97	64.62	63.11	69.45	72.12	70.09	70.97

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

		At December 31,
	At November 30,
	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995	1994

	(in millions of U.S. dollars)
Total	34,066	36,268	37,169	34,248	32,424	28,646	23,427	17,969	20,578	15,227	12,475

Source: Department of Finance.

Canada’s official reserves at November 30, 2004 consisted of United States dollars in the amount of U.S.$14,108 million, U.S.$49 million in gold (valued at U.S.$453.40 per fine ounce), U.S.$3,334 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$912 million in Special Drawing Rights (“SDRs”) and U.S.$15,663 million in other convertible currencies.

Beginning in 1978 transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The Government maintains a U.S.$6,000 million standby credit facility with a group of foreign banks. Since August 31, 1986 no drawings have been outstanding on the standby credit facility. The “Canada Bills” program was launched in October 1986. Under this program U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,682 million of Canada Bills outstanding on September 30, 2004. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2004, there was a total of U.S.$909 million equivalent of Canada Notes outstanding. A Euro Medium Term Note program was launched in March 1997. As of September 30, 2004, there was a total of U.S.$2,413 million equivalent of Euro Medium Term Notes outstanding. As of September 30, 2004, there was a total of U.S.$10,098 million equivalent of other marketable bonds, comprised of 6 global bond issues and 4 Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums, and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include net gains/losses from Crown corporations, such as the Bank of Canada and Canada Mortgage and Housing Corporation; foreign exchange revenues; and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing limits are established by acts of Parliament. The main sources of borrowing are marketable bonds, treasury bills and Retail Debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session, and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of a two year Fiscal Plan reflecting Government priorities. This Fiscal Plan, which is presented with the Budget, establishes an expenditure framework, in which the Cabinet establishes priorities. This ensures that expenditure decisions are made within the context of Government priorities and do not exceed the provision for such expenditures set out in the expenditure framework. The Government also releases an Economic and Fiscal Update in the fall for pre-budget consultation purposes.

The reporting entity of the Government of Canada includes all departments, agencies, corporations and funds which are owned or controlled by the Government and which are accountable to Parliament. The financial activities of all departments, agencies, corporations and funds are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises which are not dependent on the Government for financing their activities. For these corporations, the Government reports in its financial statements only the cost of its investment and an allowance for valuation which includes their annual net profits and losses. In addition, any amounts receivable from or payable to these corporations are reported.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which are required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

For the first time, the financial statements for fiscal 2002-03 were presented on the full accrual basis of accounting, replacing the modified accrual standard that had been used since the mid 1980s. The Government’s fiscal anchor remains the budgetary balance, which will now provide a more comprehensive and up-to-date picture of the financial situation. Prior to the shift to accrual accounting, there was no distinction between net debt and the accumulated deficit, or federal debt, so these terms were used interchangeably. Under full accrual accounting, this is no longer the case. Net debt is the Government’s net liabilities excluding the value of its non-financial assets. The federal debt takes into account the value of non-financial assets. The two indicators now represent different measures of the Government’s financial position. The Federal debt will now represent the accumulation of surpluses and deficits in the past and is the key measure of debt. Data from fiscal 1983-84 are not directly comparable with earlier years due to a break in the series following the introduction of full accrual accounting.

Fiscal Policy

The era of chronic deficits and rising debt began in the early 1970s when productivity and economic growth declined from the buoyant trend of prior decades. One effect of this fundamental shift that had taken place in the economy was to reduce the underlying rate of growth of tax revenues, while expenditure growth remained strong. Consequently, the divergence between expenditure and revenue trends produced an uninterrupted string of deficits until fiscal 1997-98.

The severity of the 1982 recession resulted in a sharp increase in the deficit in fiscal 1982-83, eventually peaking at $37.2 billion or 8.3% of GDP in fiscal 1984-85. During the middle to late 1980s, the Government instituted a number of measures to increase revenues and constrain the growth in expenditures. These measures, in conjunction with the sustained recovery from the 1982 recession, helped to lower the deficit by about half relative to GDP by fiscal 1989-90. Further progress was arrested by the onset of the recession in 1990, which proved to be much longer and more severe than expected. While the measures to control spending succeeded in preventing government expenditures from increasing substantially in response to the recession, the sluggish recovery and the lagged impact of the recession resulted in substantial declines in budgetary revenues. This caused the deficit to increase to $39.0 billion, or 5.6% of GDP, in fiscal 1992-93.

Since 1993, the Government’s fiscal objective has been to balance the budget. Implicit in this objective was the need to halt the rise in the debt-to-GDP ratio and to put it on a permanent downward track. On a full accrual basis of accounting, the budgetary balance went from a deficit of $38.5 billion, or 5.3% of GDP in fiscal 1993-94 to seven consecutive surpluses over the fiscal 1997-98 to fiscal 2003-04 period. The fiscal 2003-04 surplus was $9.1 billion, or 0.7% of GDP. As a percentage of GDP, program expenses declined from 15.7% in fiscal 1993-94 to 11.6% in fiscal 2003-04, and public debt charges fell from 5.5% in fiscal 1993-94 to 2.9% in fiscal 2003-04. Coupled with economic growth, the fiscal turnaround has also led to a fall in federal debt as a share of GDP of over 27 percentage points to 41.1% in fiscal 2003-04, from the peak of 68.4% in fiscal 1995-96. This is the eighth consecutive year in which the debt-to-GDP ratio has declined.

This turnaround in federal finances underlined the soundness of the Government’s Debt Repayment Plan — basing budget plans on two-year rolling fiscal targets, economic planning projections based on the average of the private sector economic forecasts backed by fiscal prudence and fiscal forecasts backed by a Contingency Reserve and adopting policies which have engendered economic growth and job creation. Prudence is of two types — the Contingency Reserve and economic prudence. Prudence in budget planning has meant that budgetary balance targets have been consistently bettered in each and every year. The Contingency Reserve of $3.0 billion per year provides an extra measure of back-up against adverse errors in the economic forecast. Under the Debt Repayment Plan, the Contingency Reserve, if not needed, will be used to pay down the public debt. It is not a source of funds for new policy initiatives. Economic prudence provides an extra measure of back-up to ensure that the fiscal target is met. The economic prudence grows over time.

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has legislative control. However, it is only one measure of the Government’s financial position.

Another important measure is financial source/requirement. Financial source/requirement measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. The conversion from full accrual to cash accounting is also reflected in non-budgetary transactions. In contrast to the large financial requirements observed from the mid 1970s through the mid 1990s, financial surpluses have now been recorded in six of the past seven years. As a result, the Government has retired $38.6 billion of market debt since fiscal 1996-97. Market debt as a percentage of GDP has declined to 36.1% from the peak of 58.2% in fiscal 1995-96.

BUDGETARY BALANCE, FINANCIAL SOURCE/REQUIREMENT AND NET FINANCING ACTIVITIES

	For the years ended March 31,

	2004	2003	2002	2001	2000

	(in millions)
BUDGETARY TRANSACTIONS
Revenues	$198,547	$190,232	$183,676	$194,120	$176,067
Program expenses	-153,695	-145,993	-137,006	-130,066	-119,538
Operating surplus or deficit ( - )	44,852	44,239	46,670	64,054	56,529
Public debt charges	-35,769	-37,270	-39,651	-43,892	-43,384

Budgetary surplus or deficit ( - )	9,083	6,969	7,019	20,162	13,145

NON-BUDGETARY TRANSACTIONS
Loans, investments and advances	-5,800	-2,192	16	-3,212	-587
Pensions and other liabilities	2,611	346	-1,031	3,222	7,560
Non-financial assets	-578	-878	-1,621	-1,512	-1,507
Other transactions	-3,708	260	-2,944	1,419	-3,933
Foreign exchange transactions	4,637	3,096	-1,776	-8,776	-6,826

Total non-budgetary transactions	-2,838	632	-7,356	-8,859	-5,293
FINANCIAL SOURCE/REQUIREMENT	6,245	7,601	-337	11,303	7,852

UNMATURED DEBT TRANSACTIONS	-2,185	-2,475	-4,104	-10,013	-4,034

CHANGE IN CASH BALANCES	4,060	5,126	-4,441	1,290	3,818

CASH AT END OF YEAR	$20,546	$16,486	$11,360	$15,801	$14,511

Source: Public Accounts of Canada, 2004.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 47% and corporate income taxes accounted for about 14% of Government revenue in fiscal 2003-04.

Since 2001, the Canadian income tax system has comprised four tax brackets, 16%, 22%, 26% and 29%. For 2004, the tax thresholds, accounting for inflation indexing, are 16% for income up to $35,000, 22% for income between $35,001 and $70,000, 26% for income between $70,001 and $113,804 and 29% for income $113,805 and higher.

The 2004 Budget proposed to extend eligibility for the education tax credit, increase the Canada Education Savings Grant contribution limit, introduce a Canada Learning Bond for certain children born after 2003, improve the tax recognition of medical and disability related costs incurred by caregivers, introduce a disability supports deduction to assist persons with disabilities with employment and education related expenses and make employment income earned by military and police personnel serving in high-risk missions outside Canada tax free to prescribed limits.

The general federal corporate income tax rate in Canada in 2004 is 21%. The federal corporate tax rate is 12% for the first $250,000 of active business income earned by a Canadian controlled private corporation. Most corporations are also subject to a federal surtax equal to 4% of their federal income tax liability (computed without reference to the small business deduction and most tax credits). The large corporations tax is 0.2% of taxable capital employed in Canada in excess of $50 million. The 4% surtax may be credited against the large corporations tax liability. An additional capital tax (effectively a minimum tax since it is creditable against basic income tax) is levied on large financial institutions.

The 2004 Budget proposed to accelerate by one year, the increase in the small business deduction limit introduced in the 2003 Budget, to $300,000 by 2005. The 2003 Budget eliminated the federal large corporations tax over five years by increasing the threshold of capital to $50 million from $10 million for tax years ending after 2003 and phasing out the rate of tax over the period 2004 to 2008.

Prior to the February 2000 Budget, capital gains were taxed to individuals and corporations at three-quarters of the rate applicable to other income. The February 2000 Budget reduced this inclusion rate to two-thirds, effective February 28, 2000. The October 2000 Budget update reduced the rate further to one-half, effective October 18, 2000.

Beginning in 2003, the Government reduced taxation of resource income by phasing in over 5 years a rate reduction from 28% to 21%. Deductions are allowed for actual provincial and Crown royalties and mining taxes paid and the 25% resource allowance was eliminated. A new credit for qualifying mineral exploration expenditures was also introduced.

The Government imposes a broad based value-added tax, the Goods and Services Tax (“GST”), at a rate of 7% to most goods and services. The GST accounted for about 14% of Government revenue in fiscal 2003-04. Food for home consumption, prescription drugs, residential rents, sales of existing houses, educational services and health care services are generally not subject to the GST. Excise taxes and duties are imposed on selected goods, such as tobacco, alcoholic beverages and gasoline. The Government also imposes customs duties on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of returns on investment from a number of its Crown corporations. Receipts from sales of goods and services, fees and permits are other sources of revenue.

The following table sets forth budgetary revenue for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY REVENUES

	For the years ended March 31,

	2004	2003	2002	2001	2000

	(in millions)
TAX REVENUES
Personal income tax	$92,957	$89,530	$86,972	$92,662	$85,070
Corporate income tax	27,431	22,222	24,242	28,293	22,115
Other income tax revenues	3,142	3,291	2,925	2,982	2,646
Goods and services tax	28,286	28,248	25,292	24,759	23,121
Energy taxes	4,952	4,935	4,848	4,792	4,757
Customs import duties	2,887	3,278	3,040	2,784	2,105
Other excise taxes and duties	5,240	4,896	3,953	3,434	3,315

Total tax revenues	164,895	156,400	151,272	159,706	143,129
EMPLOYMENT INSURANCE PREMIUMS	17,546	17,870	17,637	18,655	18,628
OTHER REVENUES
Crown corporation revenues	5,920	5,305	4,754	5,460	4,700
Other program revenues	8,096	7,278	7,560	7,620	7,525
Foreign exchange revenues	2,090	3,379	2,453	2,679	2,085

Total other revenues	16,106	15,962	14,767	15,759	14,310
TOTAL BUDGETARY REVENUES	$198,547	$190,232	$183,676	$194,120	$176,067

Source:	Public Accounts of Canada 2004.

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary expenses, including federal social spending, for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY EXPENSES

	For the years ended March 31,

	2004	2003	2002	2001	2000

	(in millions)
PROGRAM EXPENSES
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	$26,902	$25,692	$24,641	$23,668	$22,856
Other levels of Government
Canada health and social transfer	22,341	21,100	17,300	13,500	14,891
Fiscal arrangements	9,409	10,879	11,603	12,467	10,721
Canada Assistance Plan	—	—	—	—	56
Alternative payments for standing programs	-2,700	-2,321	-2,662	-2,460	-2,425
Other	342	987	375	1,217	—

Total other levels of Government	29,392	30,645	26,616	24,724	23,243
Employment insurance benefits	15,058	14,496	13,726	11,444	11,301
Canada child tax benefits	8,062	7,823	7,471	6,783	6,000
Other transfer payments	22,964	19,987	18,321	21,075	17,984

Total transfer payments	102,378	98,643	90,775	87,694	81,384

Other program expenses
Crown corporation expenses	6,566	6,551	6,085	5,402	5,246
National Defence	12,869	11,803	10,443	9,744	10,113
All other departments and agencies	31,882	28,996	29,703	27,226	22,795

Total other program expenses	51,317	47,350	46,231	42,372	38,154

Total program expenses	153,695	145,993	137,006	130,066	119,538
PUBLIC DEBT CHARGES	35,769	37,270	39,651	43,892	43,384

TOTAL BUDGETARY EXPENSES	$189,464	$183,263	$176,657	$173,958	$162,922

Source: Public Accounts of Canada 2004.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $5.8 billion in fiscal 2003-04.

Pension and Other Liabilities

The Government acts as an insurer and/or administrator of a number of pension funds and annuities and deposit and trust accounts. These liabilities represent an important source of financing to the Government and are included in interest-bearing debt. The balance outstanding of these accounts amounted to $180.9 billion at March 31, 2004. The public sector pensions comprised 70.5% of the outstanding balance at March 31, 2004.

Canada Pension Plan. The Canada Pension Plan (the “Plan”) is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent investment board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. In 2003 the combined contribution rate increased to 9.9% and will now remain constant at this level. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $72.5 billion at March 31, 2004 ($57.3 billion at March 31, 2003). Of these assets, $29.5 billion was invested in securities issued or guaranteed by the provinces and Canada, $29.8 billion was transferred to the Canada Pension Plan Investment Board and $7.5 billion was a direct liability of the Government.

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2004 the net liability in respect of these accounts totalled $127.6 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2004, which amounted to $142.4 billion, less pension plan assets of $13.9 billion and unamortized pension adjustments of $0.9 billion. In fiscal 2003-04 the net liability to the public sector pensions increased by $1.9 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for the disability and other benefits paid to war veterans, as well as the

Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $0.6 billion to $54.8 billion in 2003-04 from $54.2 billion in 2002-03, due largely to building and vehicle acquisitions.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a requirement of $3.7 billion in 2003-04, compared to a source of $0.2 billion in 2002-03.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (EFA). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED STATEMENT OF TRANSACTIONS — NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND FOREIGN EXCHANGE TRANSACTIONS

	For the years ended March 31,

	2004	2003	2002	2001	2000

	(in millions)
LOANS, INVESTMENTS AND ADVANCES
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	$219	$218	$226	$224	$223
Farm Credit Canada			578	226	236
Other	-28	63	—	-38	58

	191	281	804	412	517
Investments
Share of annual profit	-3,711	-2,962	-2,482	-3,274	-2,562
Dividends	1,907	1,881	2,078	1,990	1,792
Capital	-64	-67	89	65	-27

	-1,868	-1,148	-315	-1,219	-797

Total	-1,677	-867	489	-807	-280

Other loans, investments and advances
Portfolio investments	—	—	—	—	1
National governments including developing countries	574	684	219	2	198
International organizations	-74	327	453	313	-237
Provincial and territorial governments	-2,459	-139	385	-963	-738
Other	-2,500	-1,827	-1,624	-1,269	317

	-4,459	-955	-567	-1,917	-459
Total loans, investments and advances	-6,136	-1,822	-78	-2,724	-739
Allowance for valuation	336	-370	94	-488	152

Total loans, investments and advances after allowance for valuation	-5,800	-2,192	16	-3,212	-587

PENSIONS AND OTHER LIABILITIES
Public sector pensions	1,852	-1,213	-2,264	839	5,939
Other employee and veteran future benefits	523	564	612	1,954	579
Due to Canada Pension Plan	390	323	379	174	790
Other liabilities	-154	672	242	255	252

Total pensions and other liabilities	2,611	346	-1,031	3,222	7,560

NON-FINANCIAL ASSETS
Tangible capital assets	-711	-1,310	-1,510	-1,360	-1,354
Inventories	-21	325	153	-140	-141
Prepaid expenses	154	107	-264	-12	-12

Total non-financial assets	-578	-878	-1,621	-1,512	-1,507

OTHER TRANSACTIONS
Tax receivables	-4,356	2,008	2,967	-5,251	-1,483
Other receivables	121	325	-239	550	169
Provincial and territorial tax collection agreements accounts	2,374	-934	-1,139	-824	-1,402
Tax payables	-509	-735	1,254	3,221	966
Other liabilities	-1,338	-404	-5,787	3,723	-2,183

Total other transactions	-3,708	260	-2,944	1,419	-3,933

FOREIGN EXCHANGE TRANSACTIONS
International reserves held in the Exchange Fund Account	3,602	3,818	-822	-9,215	-6,775
International Monetary Fund — Subscriptions	757	-121	-7	-424	658

	4,359	3,697	-829	-9,639	-6,117
Less: International Monetary Fund — Notes payable	-336	623	947	-835	634
Special drawing rights allocations	58	-22	—	-28	75

	-278	601	947	-863	709

Total foreign exchange transactions	4,637	3,096	-1,776	-8,776	-6,826

NET NON-BUDGETARY TRANSACTIONS	$-2,838	$632	$-7,356	$-8,859	$-5,293

Source: Public Accounts of Canada 2004.

Unmatured Debt

The Government’s unmatured debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills, and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund and obligations issued to Trustees in respect of health care initiatives.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The increase in unmatured debt payable in Canadian currency has been broadly consistent with changes in financial requirements. The changes in unmatured debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED DEBT

(Principal Amount Outstanding)

		At March 31,
	At
	Sept. 30,
	2004	2004	2003	2002	2001	2000

	(in millions)
CANADIAN CURRENCY
Marketable bonds	$266,178	$276,022	$286,290	$292,910	$293,879	$293,250
Treasury bills	113,800	113,400	104,600	94,200	88,700	99,850
Canada Savings Bonds	13,703	14,038	16,084	18,928	21,410	23,876
Canada Premium Bonds	7,346	7,286	6,500	5,092	4,204	3,023
Canada Investment Bonds	8	7	—	—	—	—
Obligations issued to Canada Pension Plan Investment Fund	3,337	3,351	3,369	3,386	3,403	3,427
Obligations issued to Trustees in respect of Health Care Initiatives	65	76	2	5	70	126

Total Canadian currency	404,437	414,180	416,845	414,521	411,666	423,552

FOREIGN CURRENCY (1)
Canada Bills	2,121	3,364	2,603	3,355	7,228	6,008
Canada Notes	1,147	1,257	1,244	1,202	1,580	1,053
Euro Medium Term Note Program	3,044	3,170	3,215	2,933	3,417	4,038
Other marketable bonds (2)	12,740	13,201	14,420	19,629	20,488	21,317
Standby credit facilities	—	—	—	—	—	—

Total foreign currency	19,052	20,992	21,482	27,119	32,713	32,416

TOTAL UNMATURED DEBT	$423,489	$435,172	$438,327	$441,640	$444,379	$455,968

Source: Bank of Canada, Public Accounts of Canada, Department of Finance.

(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At	At March 31,
	Sept. 30,
	2004	2004	2003	2002	2001	2000

	(in millions)
United States Dollar	1.2616	1.3113	1.4678	1.5942	1.5763	1.4494
British Pound	2.2861	2.4201	2.3240	2.2716	2.2315	2.3089
Danish Krone	0.2107	0.2169	0.2158	0.1868	0.1852	0.1861
Japanese Yen	0.01147	0.01257	0.01244	0.01202	0.01249	0.0141
New Zealand Dollar	0.8548	0.8716	0.8142	0.7026	0.6370	0.7211
Euro	1.5690	1.6149	1.6037	1.3879	1.3837	1.3881
Greek Drachma	—	—	—	—	0.004070	0.004160
Hong Kong Dollar	—	—	—	—	0.202254	0.186669
Norwegian Krone	0.18798	0.19145	0.2018	0.1801	0.1718	0.1713

(2)	Excludes Canada Notes and Euro Medium Term Notes. Other globals foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At	At March 31,
	Sept. 30,
	2004	2004	2003	2002	2001	2000

	(in millions)
United States Dollars	7,216	7,216	7,312	10,312	11,000	12,500
New Zealand Dollars	500	500	500	500	500	500
Euro	2,045	2,045	2,045	2,045	2,045	2,045

Marketable bonds are interest-bearing obligations available to all investors generally. In the period April 1, 2004 to September 30, 2004 the Government issued an aggregate of $19,049 million of marketable bonds in Canadian currency and redeemed $28,893 million (including $13,778 million in repurchased and cancelled bonds), for a net decrease of $9,845 million. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2004 to September 30, 2004 the amount of treasury bills outstanding increased by $400 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2004 to September 30, 2004 the amount of unmatured Canada Savings Bonds outstanding decreased by $335 million. The Canada Premium Bond is a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bond (“Canada RRSP Bond”). It offers a higher interest rate compared to Canada Savings Bonds and is redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2004 to September 30, 2004 the amount of unmatured Canada Premium Bonds outstanding increased by $60 million. Canada Investment Bonds were introduced on November 1, 2003. They are available through investment dealers only and offer a fixed rate for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period April 1, 2004 to September 30, 2004, the amount of unmatured Canada Investment Bonds outstanding increased by $1 million. Obligations issued to Canada Pension Plan Investment Fund are non-marketable. Obligations issued to Trustees in respect of health care initiatives are non marketable. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium-Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of 6 global bond issues and 4 Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

In the mid 1990s, Canada implemented an Exchange Fund Account foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2004, $14,237 million of Canadian dollars have been swapped for U.S.$9,863 million, $9,686 million of Canadian dollars have been swapped for Euro 6,970 million and $111 million Canadian dollars have been swapped for ¥8 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST

	At March 31,

	2004	2003	2002	2001	2000

Marketable bonds (1)	5.96%	6.26%	6.61%	6.98%	7.21%
Treasury bills	2.52	3.04	2.64	5.31	5.31
Canada Savings Bonds	3.37	3.43	3.23	5.42	5.13
Non-marketable bonds and notes (2)	9.96	10.14	10.16	10.10	10.04
Canada Bills	0.92	1.12	1.75	5.10	5.87
Foreign currency notes	2.37	2.36	2.46	4.15	4.95
Total Unmatured Debt	4.91	5.32	5.56	6.11	6.15

Source: Public Accounts of Canada 2004.

(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.

(2) Includes the bonds for the Canada Pension Plan and obligations issued to trustees in respect of health care initiatives.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2004.

SCHEDULE OF MARKETABLE DEBT REPAYMENTS

(in millions)

	Total Principal and Interest

		Foreign
	Canadian	Currency
For years ended	Currency	Debt
December 31,	Debt(1)	(1)(2)(3)(4)

2004	$17,029	$4,167
2005	44,472	2,537
2006	42,668	2,357
2007	29,515	900
2008	31,760	6,826
2009-2013	105,542	2,219
2014-2018	36,807	—
2019-2023	37,410	—
2024-2028	36,340	—
2029-2033	38,352	—
2034-2038	4,227	—

Source: Bank of Canada.

(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Includes Canada Notes and other foreign currency marketable bonds and notes.
(3) Converted at U.S. $1.00 = $1.2616, Japanese Yen 1.00 = $0.01147, British Pound 1.00 = $2.2861, Danish Krone 1.00 = $0.2107, New Zealand $1.00 = $0.8548, Norwegian Krone 1.00 = $0.18798 and Euro 1.00 = $1.5690, the closing rates on September 30, 2004.
(4) Excludes principal and interest payments on U.S. $215,719,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded. All assets and liabilities of agent Crown corporations are, however, assets and liabilities of the Government.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $48,706 million as at March 31, 2004. The following table summarizes the unaudited financial information of consolidated and enterprise Crown corporations as at March 31, 2004.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS

(in millions)

	Consolidated	Enterprise	Total

Assets
Total assets	$5,812	$125,576	$131,388

Liabilities
Liabilities to other than Government
Borrowings	—	50,711	50,711
Other	2,011	56,219	58,230

	2,011	106,930	108,941

Net assets	$3,801	$18,646	$22,447

Financial interest of the Government
Obligations to the Government	$244	$7,669	$7,912
Net equity of the Government	3,557	10,977	14,534

Total financial interest	$3,801	$18,646	$22,447

Contingent liabilities	$113	$2,801	$2,914

Source: Public Accounts of Canada 2004.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government, with respect to guarantees by the Government as at March 31, 2004 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$44,295
Borrowings by other than Crown corporations
From agents	490
From other than agents	2,933
Other explicit loan guarantees	102
Insurance programs of the Government	2,067
Other explicit guarantees	6,996

Total gross guarantees	56,883
Less: allowance for losses	-2,770

Net exposure under guarantees	$54,112

Source: Public Accounts of Canada 2004.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2004.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

			5 year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund

	(in millions)
Canada Deposit Insurance Corporation	$375,563	$1	$—	$680
Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	234,891	172	232	2,425
Mortgage-Backed Securities Guarantee Fund	64,879	—	—	130
Export Development Canada
Export insurance contracts entered into on its own behalf	12,877	24	81	—

Source: Public Accounts of Canada 2004.

(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this sec-tion referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and in this role the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market borrowings, administering its outstanding market debt, and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, short-term securities issued by the United Kingdom, and treasury bills or other obligations of the United States. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin, and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”), and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $50 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against nonpayments of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $60,000 per depositor. Farm Credit Canada was established in 1959 to provide for the extension of long-term mortgage credit to farmers. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revision taking place in 2001 (see Financial Sector Restructuring below). The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full service branches and lending branches. As at

November 30, 2004, the banking system consisted of 19 domestic banks, 26 foreign bank subsidiaries, 18 full-service foreign bank branches and 5 foreign bank lending branches.

Financial Sector Restructuring

On June 14, 2001, Royal Assent was given to Bill C-8, An Act to establish the Financial Consumer Agency of Canada and to amend certain Acts in relation to financial institutions. Bill C-8, which amended various federal financial sector statutes, reformed Canada’s financial services sector, which includes domestic and foreign banks, trust companies, insurance companies, credit unions and other financial institutions.

Some of the key elements contained in Bill C-8, as well as the measures implemented by non-legislative means such as guidelines and statements of government policy that compliment the legislation, include: a new definition of widely held ownership for federal financial institutions that allows for strategic alliances and joint ventures with significant share exchanges; a new holding company regime which offers financial institutions the potential for greater structural flexibility; a bank merger review process with a formal mechanism for public input; broader access to the payments system to accommodate the entry of life insurance companies, securities dealers and money market mutual funds that meet certain criteria, including regulatory oversight and liquidity; and the creation of the Financial Consumer Agency of Canada to enforce the consumer-related provisions of the federal financial institution statutes.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In May 2001 the 1% to 3% target range was extended to the end of 2006. Monetary policy will continue to aim at keeping future inflation at the 2% target mid-point of this range, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since the Fall of 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

During 2003, lower than expected GDP growth, an appreciation of the Canadian dollar, and stable inflation led the Bank of Canada to lower its projection for economic output in 2004. Against that backdrop, the Bank lowered its key policy rate by a total of 75 basis points, reducing it by 25 basis points on each of the first three fixed announcement dates of 2004, to bring it to 2 percent.

Over the course of the summer the Bank kept the overnight rate target unchanged as GDP growth improved, employment showed continued strength, and inflation remained below the Bank’s 2 percent target. In light of these developments the Bank felt the economy was operating closer to full capacity than it was previously and that core inflation would return to the 2 percent inflation target by the end of 2005.

At its September 8 Fixed Announcement Date (FAD) the Bank raised its key policy rate by 25 basis points to 2.25 percent. Canada’s economic growth in the first half of the year was somewhat stronger than the Bank had been expecting, and the Bank felt that the economy was operating close to its production capacity. In order to avoid a buildup of inflationary pressures, monetary stimulus needed to be reduced, therefore the Bank decided to raise its target for the overnight rate. On the October 19 FAD, the Bank again raised its target for the overnight rate by 25 basis points to 2.50 percent. The Bank’s press release reiterated that the Canadian economy was operating near its production capacity, and that a reduction of monetary stimulus was required to keep inflation on target. At the December 7 FAD, the Bank left the overnight rate target unchanged citing a possible dampening effect on aggregate demand from the depreciation of the U.S. dollar against major floating currencies including the Canadian dollar.

Membership in International Economic Organizations

As of December 31, 2003, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2003 one SDR equalled Cdn $1.92.

Canada also participates in the General Arrangements to Borrow (the ”GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2003 there were no loans outstanding to the IMF under the GAB and the NAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank of Canada) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2003

	Subscription		Cumulative Contributions
			to Special
	Total	Paid-in(1)	Development Funds(2)

			(in millions of
	(in millions of		U.S. dollars
	U.S. dollars)		unless otherwise
			indicated)
International Bank for Reconstruction and Development	$5,403.8	$334.9	—
International Development Association (“IDA”)	—	—	C$6,365.9
International Finance Corporation	81.3	81.3	—
Multilateral Investment Guarantee Agency	56.5	10.7	—
Asian Development Bank	2,994.0	153.2	1,096.5
Inter-American Development Bank	4,042.2	176.2	284.4
Caribbean Development Bank	62.7	13.7	120.9
African Development Bank	886.3	90.1	972.0
European Bank for Reconstruction and Development	856.6	224.9	—

Source: Department of Finance; Annual Reports of Regional Development Banks
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2) Special Development Funds provide loans to the poorest countries on highly concessional terms. Cumulative contributions reflect encashments of existing notes. Canada also has additional future obligations for notes that have been issued and not yet encashed. Payments to concessional funds have been converted from Canadian into U.S. dollars and therefore reflect end-of-year exchange rates.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2004

Maturing in 2004-05
2004 — Oct. 1	10 1/2	Oct. 1/79 and Dec. 15/87	J30	$273,560,000
Dec. 1	4 1/4	May 31/02 and Aug. 30/02	XL34	2,989,729,000
Dec. 1	9	July 15/94 and Aug. 15/94 and Nov. 15/94 and Feb. 15/95	A75	7,484,024,000
2005 — Mar. 1	12	Oct. 15/83 and Nov. 8/83 and Dec. 15/83 and Feb. 1/84 and Feb. 21/84 and Dec. 15/84	H9	496,195,000

				11,243,508,000

Maturing in 2005-06
2005 — June 1	3 1/2	Nov. 29/02 and Feb. 3/03 and Mar. 7/03 and May 16/03	XP48	6,526,248,000
Sept. 1	6	Nov. 15/99 and Feb. 15/00 and May 15/00 and Aug. 15/00	WY63	9,820,896,000
Sept. 1	12 1/4	Aug. 1/83 and Sept. 1/83 and Sept. 27/83 and Apr. 10/85	H6	991,955,000
Dec. 1	3	June 13/03 and Aug. 1/03 and Sept. 19/03	XR04	5,500,000,000
Dec. 1	8 3/4	Apr. 3/95 and May 15/95 and Aug. 15/95 and Nov. 15/95	A79	6,373,468,000
2006 — Mar. 1	12 1/2	Mar. 13/84 and Nov. 14/84 and Mar. 19/85	H18	266,514,000

				29,479,081,000

Maturing in 2006-07
2006 — June 1	3	Dec. 19/03 and Feb. 13/04 and Mar. 12/04 and Apr. 26/04	XU33	7,537,765,000
Sept. 1	5 3/4	Nov. 14/00 and Feb. 12/01 and June 4/01 and Aug. 20/01	XD18	9,171,584,000
Oct. 1	14	June 1/84 and July 11/84 and Aug. 1/84	H26	769,902,000
Dec. 1	3 1/4	May 28/04 and Aug. 9/04 and Sept. 17/04	XV16	6,000,000,000
Dec. 1	7	Feb. 15/96 and Mar. 29/96 and May 15/96 and Aug. 15/96	VU50	5,866,645,000
2007 — Mar. 1	13 3/4	June 19/84	H30	195,738,000

				29,541,634,000

Maturing in 2007-08
2007 — June 1	7 1/4	Oct. 1/96 and Nov. 15/96 and Feb. 17/97 and May 15/97	WB60	7,029,817,000
Sep. 1	4 1/2	Nov. 19/01 and Feb. 18/02 and May 21/02 and July 22/02 and Aug. 19/02	XJ87	10,400,000,000
Oct. 1	13	Aug. 22/84 and Sept. 12/84	H36	472,931,000
2008 — Mar. 1	12 3/4	Oct. 1/84 and Oct. 24/84	H41	578,665,000

				18,481,413,000

Maturing in 2008-09
2008 — June 1	6	Aug. 15/97 and Nov. 17/97 and Feb. 16/98 and May 15/98	WH31	6,088,027,000
June 1	10	Dec. 15/85 and Sept. 1/87 and Feb. 1/88 and Apr. 14/88 and June 1/88 and July 21/88 and Oct. 15/88 and Dec. 15/88 and Feb. 23/89 and June 1/89	H74	3,046,529,000
Sept. 1	4 1/4	Nov. 18/02 and Dec. 23/02 and Feb. 24/03 and Mar. 31/03 and Apr. 29/03 and June 2/03 and July 21/03 and Sept. 2/03 and Oct. 14/03	XN99	11,400,000,000
Oct. 1	11 3/4	Feb. 1/85 and May 1/85	H52	399,637,000
2009 — Mar. 1	11 1/2	May 22/85	H58	144,655,000

				21,078,848,000

Unmatured Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2004

Maturing in 2009-10
2009 — June 1	5 1/2	Aug. 17/98 and Nov. 16/98 and Feb. 15/99 and May 17/99	WR13	$8,299,892,000
June 1	11	Oct. 1/85 and Oct. 23/85 and Oct. 15/87	H68	640,746,000
Sept. 1	4 1/4	Dec. 1/03 and Jan. 26/04 and Feb. 23/04 and Apr. 13/04 and May 17/04 and July 26/04 and Aug. 30/04	XT69	9,800,000,000
Oct. 1	10 3/4	June 12/85 and July 1/85 and Sept. 1/85 and Sept. 1/88	H63	258,903,000
2010 — Mar. 1	9 3/4	Mar. 15/86	H79	83,434,000

				19,082,975,000

Maturing in 2010-11
2010 — June 1	5 1/2	Aug. 3/99 and Nov. 1/99 and Feb. 1/00 and Mar. 20/00	WX80	9,015,139,000
June 1	9 1/2	Apr. 10/86 and July 1/87 and July 1/89 and Aug. 10/89 and Oct. 1/89 and Dec. 15/89 and Feb. 1/90	H81	2,384,299,000
Oct. 1	8 3/4	Apr. 28/86	H85	132,149,000
2011 — Mar. 1	9	July 3/86 and Sept. 2/86 and Oct. 23/86 and Dec. 15/86 and May 1/87 and Mar. 15/88	H87	623,941,000

				12,155,528,000

Maturing in 2011-12
2011 — June 1	6	May 1/00 and Aug. 1/00 and Oct. 30/00 and Jan. 29/01 and May 7/01 and July 30/01	XB51	13,550,415,000
June 1	8 1/2	Feb. 19/87 and Mar. 15/87	H98	642,351,000

				14,192,766,000

Maturing in 2012-13
2012 — June 1	5 1/4	Oct 29/01 and Feb. 11/02 and April 22/02 and June 25/02 and Aug. 6/02 and Sept. 30/02 and Oct. 15/02	XH22	11,600,000,000

Maturing in 2013-14
2013 — June 1	5 1/4	Nov. 4/02 and Dec. 16/02 and Feb. 10/03 and Mar. 24/03 and May 12/03 and June 25/03 and Aug. 11/03 and Sept. 30/03	XM17	12,000,000,000
2014 — Mar. 15	10 1/4	Mar. 15/89 and Mar. 30/89 and Mar. 15/90 and July 1/90 and Aug. 1/90 and Feb. 21/91	A23	1,552,804,000

				13,552,804,000

Maturing in 2014-15
2014 — June 1	5	Oct. 20/03 and Dec. 15/03 and Feb. 9/04 and Mar. 22/04 and May 3/04 and June 22/04 and Aug. 16/04 and Sept. 28/04	XS86	10,867,437,000
Maturing in 2015-16
2015 — June 1	11 1/4	May 1/90 and May 31/90 and Oct. 1/90 and Nov. 15/90	A34	483,005,000

Maturing in 2020-21
2021 — Mar. 15	10 1/2	Dec. 15/90 and Jan. 9/91 and Feb. 1/91	A39	1,042,758,000

Maturing in 2021-22
2021 — June 1	9 3/4	May 9/91 and June 1/91 and July 1/91 and Aug. 1/91 and Sept. 1/91 and Oct. 17/91	A43	905,394,000
Dec. 1	4 1/4	Dec. 10/91 and Oct. 14/92 and May 1/93 and Dec. 1/93 and Feb. 22/94 and June 21/94 and Sept. 15/94 and Dec. 15/94 and Feb. 2/95 and May 8/95 and Aug. 4/95	L25	5,175,000,000 (2)

				6,080,394,000

Maturing in 2022-23
2022 — June 1	9 1/4	Dec. 15/91 and Jan. 3/92 and May 15/92	A49	553,448,000

Maturing in 2023-24
2023 — June 1	8	Aug. 17/92 and Feb. 1/93 and Apr. 1/93 and July 26/93 and Oct. 15/93 and Feb. 1/94 and May 2/94	A55	7,576,642,000

Maturing in 2025-26
2025 — June 1	9	Aug. 2/94 and Nov. 1/94 and Feb. 1/95 and May 1/95 and Aug. 1/95 and Nov. 1/95 and Feb. 1/96	A76	8,270,578,000

Unmatured Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2004

Maturing in 2026-27
2026 — Dec. 1	4 1/4	Dec. 7/95 and Mar. 6/96 and June 6/96 and Sept. 6/96 and Dec. 6/96 and Mar. 12/97 and June 9/97 and Sept. 8/97 and Dec. 8/97 and Mar. 9/98 and June 8/98 and Sept. 8/98 and Dec. 7/98	VS05	$5,250,000,000	(2)

Maturing in 2027-28
2027 — June 1	8	May 1/96 and Aug. 1/96 and Nov. 1/96 and Feb. 3/97 and May 1/97 and Aug. 1/97 and Nov. 3/97	VW17	8,835,126,000

Maturing in 2029-30
2029 — June 1	5 3/4	Feb. 2/98 and May 1/98 and Nov. 2/98 and May 3/99 and Oct. 15/99 and Apr. 24/00 and Oct. 16/00 and Apr. 23/01	WL43	13,850,000,000

Maturing in 2031-32
2031 — Dec. 1	4	Mar. 8/99 and June 8/99 and Sept. 7/99 and Dec. 6/99 and Mar. 6/00 and June 5/00 and Sept. 5/00 and Dec. 11/00 and Mar. 5/01 and June 11/01 and Sept. 24/01 and Dec. 10/01 and Mar. 18/02 and June 10/02 and Sept. 16/02 and Dec. 9/02 and Mar. 17/03	WV25	5,800,000,000	(2)

Maturing in 2033-34
2033 — June 1	5 3/4	Oct. 15/01 and Jan. 21/02 and Mar. 4/02 and May 6/02 and July 15/02 and Nov. 25/02 and Jan. 20/03 and Mar. 3/03 and Apr. 14/03 and July 14/03 and Aug. 25/03 and Nov. 10/03 and Jan. 19/04 and Mar. 1/04	XG49	13,410,295,000

Maturing in 2036-37
2036 — Dec. 1	3	June 9/03 and Sept. 15/03 and Dec. 8/03 and Mar. 8/04 and June 7/04 and Sept. 7/04	XQ21	2,100,000,000	(2)

Maturing in 2037-38
2037 — June 1	5	July 19/04 and Sept. 14/04	XW98	1,649,343,000

TOTAL MARKETABLE BONDS PAYABLE IN CANADIAN DOLLARS				266,177,583,000

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates

Various maturity dates from Oct. 1, 2004 to Sept. 8, 2005	1.983 to 2.934	Various issue dates from Oct. 9, 2003 to Sept. 28, 2004	113,800,000,000

CANADA SAVINGS BONDS

		Annual
Series	Maturity date	Coupons %	Issue date

S46	2013 — Nov. 1	1.75 – 7.50	1991 — Nov. 1	$493,004,349
S47	2004 — Nov. 1	1.75 – 7.50	1992 — Nov. 1	1,536,209,956
S48	2005 — Nov. 1	1.75 – 7.50	1993 — Nov. 1	973,048,990
S49	2006 — Nov. 1	1.75 – 7.50	1994 — Nov. 1	1,316,345,141
S50	2007 — Nov. 1	1.75 – 6.75	1995 — Nov. 1	912,186,535
S51	2008 — Nov. 1	3.00 – 8.75	1996 — Nov. 1	2,374,245,061
S52	2007 — Nov. 1	3.41 – 6.50	1997 — Nov. 1	2,286,669,762
S53	2007 — Dec. 1	3.50 – 6.50	1997 — Dec. 1	12,151,002
S54	2008 — Nov. 1	1.75 – 4.85	1998 — Nov. 1	634,413,373
S55	2008 — Dec. 1	1.55 – 4.85	1998 — Dec. 1	49,436,284
S56	2009 — Jan. 1	1.35 – 4.85	1999 — Jan. 1	9,059,775
S57	2009 — Feb. 1	1.35 – 4.60	1999 — Feb. 1	5,922,237
S58	2009 — Mar. 1	1.30 – 4.75	1999 — Mar. 1	10,983,799
S59	2009 — Apr. 1	1.30 – 4.75	1999 — Apr. 1	7,963,498
S60	2009 — Nov. 1	1.75 – 4.85	1999 — Nov. 1	316,460,231
S61	2009 — Dec. 1	1.55 – 4.85	1999 — Dec. 1	36,684,009
S62	2010 — Jan. 1	1.35 – 4.85	2000 — Jan. 1	12,172,396

Unmatured Debt (Continued)

		Annual
Series	Maturity date	Coupons %	Issue date

S63	2010 — Feb. 1	1.35 – 4.60	2000 — Feb. 1	8,638,121
S64	2010 — Mar. 1	1.30 – 4.75	2000 — Mar. 1	14,703,318
S65	2010 — Apr. 1	1.30 – 4.75	2000 — Apr. 1	17,901,263
S66	2010 — Nov. 1	1.75 – 4.85	2000 — Nov. 1	325,724,805
S67	2010 — Dec. 1	1.55 – 4.85	2000 — Dec. 1	25,828,677
S68	2011 — Jan. 1	1.35 – 4.85	2001 — Jan. 1	12,884,621
S69	2011 — Feb. 1	1.35 – 4.40	2001 — Feb. 1	11,461,132
S70	2011 — Mar. 1	1.30 – 4.00	2001 — Mar. 1	10,564,675
S71	2011 — Apr. 1	1.30 – 4.00	2001 — Apr. 1	7,122,711
S72	2011 — Nov. 1	1.75 – 2.00	2001 — Nov. 1	461,619,018
S73	2011 — Dec. 1	1.55 – 2.00	2001 — Dec. 1	25,567,633
S74	2012 — Jan. 1	1.35 – 2.00	2002 — Jan. 1	5,992,216
S75	2012 — Feb. 1	1.35 – 2.00	2002 — Feb. 1	5,305,310
S76	2012 — Mar. 1	1.30 – 4.00	2002 — Mar. 1	18,273,199
S77	2012 — Apr. 1	1.30 – 4.00	2002 — Apr. 1	12,982,901
S78	2012 — Nov. 1	1.75 – 2.00	2002 — Nov. 1	659,064,841
S79	2012 — Dec. 1	1.65 – 2.00	2002 — Dec. 1	38,981,792
S80	2013 — Jan. 1	1.65 – 2.00	2003 — Jan. 1	13,287,780
S81	2013 — Feb. 1	1.55 – 2.00	2003 — Feb. 1	9,698,837
S82	2013 — Mar. 1	1.30 – 2.00	2003 — Mar. 1	19,732,114
S83	2013 — Apr. 1	1.25 – 2.00	2003 — Apr. 1	18,279,495
S84	2013 — Nov. 1	1.75 –	2003 — Nov. 1	944,789,162
S85	2013 — Dec. 1	1.65 –	2003 — Dec. 1	21,909,720
S86	2014 — Jan. 1	1.65 –	2004 — Jan. 1	6,613,969
S87	2014 — Feb. 1	1.55 –	2004 — Feb. 1	4,130,241
S88	2014 — Mar. 1	1.30 –	2004 — Mar. 1	8,843,841
S89	2014 — Apr. 1	1.25 –	2004 — Apr. 1	6,285,178

				$13,703,142,968	(3)

CANADA PREMIUM BONDS

		Annual
Series	Maturity date	Coupons %	Issue date

P1	2007 — Mar. 1 or Apr. 1	2.75 – 8.50	1997 — Mar. 1 or Apr. 1	$76,809,184
P2	2008 — Mar. 1 or Apr. 1	2.00 – 4.75	1998 — Mar. 1 or Apr. 1	16,848,965
P3	2008 — Nov. 1	2.30 – 5.00	1998 — Nov. 1	1,124,500,084
P4	2008 — Dec. 1	2.00 – 4.50	1998 — Dec. 1	101,527,613
P5	2009 — Jan. 1	2.00 – 4.50	1999 — Jan. 1	20,204,068
P6	2009 — Feb. 1	2.00 – 4.75	1999 — Feb. 1	17,692,380
P7	2009 — Mar. 1	2.00 – 6.00	1999 — Mar. 1	61,027,548
P8	2009 — Apr. 1	2.00 – 6.00	1999 — Apr. 1	48,693,243
P9	2009 — Nov. 1	2.50 – 6.00	1999 — Nov. 1	398,222,545
P10	2009 — Dec. 1	2.50 – 6.00	1999 — Dec. 1	115,315,246
P11	2010 — Jan. 1	2.50 – 6.00	2000 — Jan. 1	36,176,343
P12	2010 — Feb. 1	2.50 – 6.00	2000 — Feb. 1	29,376,447
P13	2010 — Mar. 1	2.50 – 6.25	2000 — Mar. 1	66,074,667
P14	2010 — Apr. 1	2.50 – 6.25	2000 — Apr. 1	88,236,445
P15	2010 — Nov. 1	2.45 – 5.90	2000 — Nov. 1	581,434,896
P16	2010 — Dec. 1	2.35 – 5.90	2000 — Dec. 1	113,995,967
P17	2011 — Jan. 1	2.35 – 5.90	2001 — Jan. 1	136,560,968
P18	2011 — Feb. 1	2.25 – 5.75	2001 — Feb. 1	323,046,560
P19	2011 — Mar. 1	2.25 – 4.55	2001 — Mar. 1	33,443,239
P20	2011 — Apr. 1	2.00 – 4.55	2001 — Apr. 1	46,850,571
P21	2011 — Nov. 1	2.30 – 4.00	2001 — Nov. 1	676,359,973
P22	2011 — Dec. 1	2.00 – 4.00	2001 — Dec. 1	86,200,956
P23	2012 — Jan. 1	2.00 – 3.50	2002 — Jan. 1	23,012,055
P24	2012 — Feb. 1	2.00 – 3.50	2002 — Feb. 1	22,932,353
P25	2012 — Mar. 1	2.00 – 6.00	2002 — Mar. 1	100,121,892
P26	2012 — Apr. 1	2.00 – 6.00	2002 — Apr. 1	47,142,556

Unmatured Debt (Continued)

		Annual
Series	Maturity date	Coupons %	Issue date

P27	2012 — Nov. 1	2.50 – 6.00	2002 — Nov. 1	1,165,946,178
P28	2012 — Dec. 1	2.50 – 6.00	2002 — Dec. 1	231,591,454
P29	2013 — Jan. 1	2.50 – 6.00	2003 — Jan. 1	89,867,466
P30	2013 — Feb. 1	2.50 – 6.00	2003 — Feb. 1	15,398,853
P33	2013 — Feb. 1	2.50 – 5.00	2003 — Feb. 1	32,695,950
P31	2013 — Mar. 1	2.50 – 5.00	2003 — Mar. 1	65,176,811
P32	2013 — Apr. 1	2.50 – 5.00	2003 — Apr. 1	55,338,312
P34	2013 — Nov. 1	2.45 – 5.00	2003 — Nov. 1	869,675,378
P35	2013 — Dec. 1	2.35 – 5.50	2003 — Dec. 1	186,102,110
P36	2014 — Jan. 1	2.35 – 5.50	2004 — Jan. 1	62,590,526
P37	2014 — Feb. 1	2.25 – 5.00	2004 — Feb. 1	52,929,323
P38	2014 — Mar. 1	2.25 – 4.00	2004 — Mar. 1	77,231,416
P39	2014 — Apr. 1	2.00 – 4.00	2004 — Apr. 1	49,767,077

				$7,346,117,618	(4)

CANADA INVESTMENT BONDS

		Annual
Series	Maturity date	Coupons %	Issue date

I01	2006 — Nov. 1	3.00	2003 — Nov. 1	$2,952,500
I02	2006 — Dec. 1	3.10	2003 — Dec. 1	1,276,800
I03	2007 — Jan. 1	3.20	2004 — Jan. 1	311,200
I04	2007 — Feb. 1	3.00	2004 — Feb. 1	1,593,700
I05	2007 — Mar. 1	2.75	2004 — Mar. 1	329,600
I06	2007 — Apr. 1	2.55	2004 — Apr. 1	1,166,700

				$7,630,500	(5)

OBLIGATIONS ISSUED TO CANADA PENSION PLAN INVESTMENT FUND

			Outstanding at
Maturity date(s)	Coupon %	Issue date(s)	September 30, 2004

Various maturity dates from Oct. 1, 2004 to July 2, 2012	7.92 to 13.05	Various issue dates from Oct. 1, 1984 to Jul. 2, 1992 (long term)	3,337,198,600 (6)

OBLIGATIONS ISSUED TO TRUSTEES IN RESPECT OF HEALTH CARE INITIATIVES

Maturity date(s)	Coupon %	Issue date(s)

Various maturity dates from Mar. 31, 2006 to Mar. 31, 2007	3 month TB	Various issue dates from June 23, 2003 to May 18, 2004	64,982,550

TOTAL UNMATURED DEBT PAYABLE IN CANADIAN DOLLARS			404,436,655,236

Unmatured Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1)(7)

CANADA BILLS

Maturity date	Yield %	Original issue amount	Issue dates

Various maturity dates	0.96 to	U.S. $1,681,505,000	Various issue dates
from Oct. 1, 2004	1.78		from Apr. 1, 2004
to Mar. 10, 2005			to Sept. 30, 2004	2,121,386,708

CANADA NOTES

Maturity date	Coupon %	Original issue amount	Issue date

2006 — Mar. 20	0.70	JPY 50,000,000,000	Mar. 22, 2001	573,500,000
2009 — Mar. 23	1.90	JPY 50,000,000,000	Mar. 23, 1999	573,500,000

Total				1,147,000,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon %	Original issue amount		Issue date

2004 — Nov. 26	6 1/4	GBP 300,000,000	(8)	Mar. 26, 1998	685,830,000
Nov. 26	6 1/4	GBP 200,000,000	(8)	Oct. 30, 1998	457,220,000
Nov. 30	5.4	NOK 700,000,000	(8)	Mar. 22, 1999	131,586,000
Dec. 22	5 3/4	DKK 500,000,000	(8)	Dec. 22, 1997	105,345,000
2007 — Nov. 19	4	U.S. $ 30,000,000		Nov. 19, 1997	37,848,000
2008 — Jan. 31	3.30 (9)	JPY 5,000,000,000	(8)	July 30, 1997	57,350,000
2009 — Apr. 28	4 1/2	EUR 609,796,069	(10)	Nov. 12, 1998	956,770,032
Apr. 28	4 1/2	EUR 390,203,931	(11)	Mar. 30, 1999	612,229,968

Total					3,044,179,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

		Original amount at		Issue or
Maturity date	Coupon %	issue or assumption		assumption date

2004 — Nov. 30	6 3/8	U.S. $2,000,000,000		Nov. 30, 1999	2,523,200,000
2005 — July 21	6 3/8	U.S. $1,500,000,000		July 21, 1995	1,892,400,000
2006 — Aug. 28	6 3/4	U.S. $1,000,000,000		Aug. 28, 1996	1,261,600,000
2007 — Oct. 3	6 5/8	N.Z. $ 500,000,000	(8)	Oct. 3, 1997	427,400,000
2008 — July 7	4 7/8	EUR 2,045,167,525	(12	) July 7, 1998	3,208,867,846
Nov. 5	5 1/4	U.S. $2,500,000,000		Nov. 5, 1998	3,154,000,000
2010 — Jan. 15	8.60	U.S. $ 157,895,000	(13)	Feb. 5, 2001	199,200,332
2016 — Dec. 15	8 1/4	U.S. $ 38,244,000	(13)	Feb. 5, 2001	48,248,630
2018 — June 30	9.70	U.S. $ 16,080,000	(13)	Feb. 5, 2001	20,286,528
2019 — June 1	8.80	U.S. $ 3,500,000	(13)	Feb. 5, 2001	4,415,600

Total					12,739,618,936

BANK LOANS PAYABLE IN U.S. DOLLARS					—	(14)

TOTAL UNMATURED DEBT PAYABLE IN FOREIGN CURRENCY					19,052,184,644

TOTAL UNMATURED DEBT					$423,488,839,880

Unmatured Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2004 — Oct. 1	4.8386	$112,800,000	3 month LIBOR	U.S.$ 75,000,000
Oct. 1	5.3459	76,330,000	3 month LIBOR	50,000,000
Oct. 1	5.9790	74,200,000	3 month LIBOR	55,100,000
Oct. 1	6.0620	162,000,000	3 month LIBOR	110,500,000
Nov. 23	3 month BA	154,900,000	3 month LIBOR	100,000,000
2005 — Mar. 1	4.9280	98,254,000	3 month LIBOR	65,000,000
Mar. 1	5.2069	359,500,000	3 month LIBOR	250,000,000
Mar. 1	5.2230	354,250,000	Fixed	250,000,000
Sept. 1	5.4072	151,580,000	3 month LIBOR	100,000,000
Nov. 23	3 month BA	232,350,000	3 month LIBOR	150,000,000
Dec. 1	4.6570	76,900,000	3 month LIBOR	50,000,000
Dec. 1	4.8175	77,125,000	3 month LIBOR	50,000,000
Dec. 1	4.84177	75,725,000	3 month LIBOR	50,000,000
Dec. 1	6.4980	70,400,000	3 month LIBOR	54,050,000
Dec. 1	7.5800	681,350,000	Fixed	500,000,000
2006 — Mar. 1	4.7815	74,685,000	3 month LIBOR	50,000,000
Mar. 1	5.9720	70,560,000	3 month LIBOR	53,975,000
Oct. 1	4.8488	76,525,000	3 month LIBOR	50,000,000
Oct. 1	4.8801	75,460,000	3 month LIBOR	50,000,000
Oct. 30	3 month BA	384,375,000	3 month LIBOR	250,000,000
Nov. 23	3 month BA	232,350,000	3 month LIBOR	150,000,000
Dec. 1	6.0750	74,125,000	3 month LIBOR	54,950,000
2007 — June 1	3.7471	101,887,500	3 month LIBOR	75,000,000
June 1	3.797	103,177,500	Fixed	75,000,000
June 1	5.5270	354,375,000	3 month LIBOR	250,000,000
June 1	5.5694	355,875,000	3 month LIBOR	250,000,000
June 1	5.7790	357,000,000	3 month LIBOR	250,000,000
2008 — Mar. 1	3.5944	68,100,000	3 month LIBOR	50,000,000
Mar. 1	4.0957	68,875,000	3 month LIBOR	50,000,000
Mar. 1	4.5130	79,175,000	Fixed	50,000,000
Mar. 1	5.1792	142,100,000	3 month LIBOR	100,000,000
Mar. 1	5.1950	71,065,000	Fixed	50,000,000
Mar. 1	5.3090	106,425,000	3 month LIBOR	75,000,000
Mar. 1	5.41945	76,125,000	3 month LIBOR	50,000,000
Mar. 1	5.5119	282,860,000	Fixed	200,000,000
June 1	5.3050	146,900,000	3 month LIBOR	100,000,000
June 1	5.3109	145,500,000	3 month LIBOR	100,000,000
June 1	5.3180	145,250,000	3 month LIBOR	100,000,000
June 1	5.3420	74,900,000	3 month LIBOR	50,000,000
June 1	5.3460	149,430,000	3 month LIBOR	100,000,000
June 1	5.3468	74,345,000	3 month LIBOR	50,000,000
June 1	5.42238	75,110,000	3 month LIBOR	50,000,000
June 1	5.5570	355,475,000	3 month LIBOR	250,000,000
Sept. 30	3 month BA	75,565,000	3 month LIBOR	50,000,000
Oct. 1	5.1680	77,400,000	3 month LIBOR	50,000,000
Oct. 1	5.2440	105,189,000	3 month LIBOR	70,000,000
Oct. 1	5.3505	106,015,000	3 month LIBOR	70,000,000
2009 — Mar. 1	4.7840	107,380,000	3 month LIBOR	70,000,000
Mar. 1	4.8300	100,197,500	3 month LIBOR	65,000,000
Mar. 1	4.8780	114,360,000	3 month LIBOR	75,000,000
Mar. 1	4.9630	76,570,000	3 month LIBOR	50,000,000
Mar. 1	5.0034	75,725,000	3 month LIBOR	50,000,000
Mar. 1	5.1167	75,000,000	3 month LIBOR	50,000,000
Mar. 1	5.1462	149,300,000	3 month LIBOR	100,000,000
Mar. 1	5.3230	114,150,000	3 month LIBOR	75,000,000
June 1	4.8260	108,010,000	3 month LIBOR	70,000,000
June 1	4.8867	74,685,000	3 month LIBOR	50,000,000
June 1	4.9380	150,130,000	3 month LIBOR	100,000,000
June 1	5.0040	103,656,000	3 month LIBOR	70,000,000
June 1	5.0270	148,180,000	3 month LIBOR	100,000,000
June 1	5.0275	76,175,000	3 month LIBOR	50,000,000
June 1	5.0390	96,720,000	3 month LIBOR	65,000,000
Oct. 1	5.3750	116,572,500	Fixed	75,000,000
Oct. 1	5.6700	115,000,000	3 month LIBOR	80,685,000
Oct. 1	5.6800	118,300,000	3 month LIBOR	80,662,500
Oct. 1	6.0838	113,190,000	3 month LIBOR	82,935,000
Oct. 1	6.1410	103,774,000	3 month LIBOR	70,421,000
2010 — June 1	3.9350	65,775,000	3 month LIBOR	50,000,000
Oct. 1	4.4950	79,230,000	Fixed	50,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2011 — Mar. 1	4.6400	$78,670,000	Fixed	U.S.$ 50,000,000
Mar. 1	5.0090	78,375,000	Fixed	50,000,000
Mar. 1	5.4000	115,072,500	Fixed	75,000,000
Mar. 1	5.4300	114,750,000	Fixed	75,000,000
Mar. 1	5.5860	116,632,500	Fixed	75,000,000
June 1	4.4445	99,750,000	Fixed	75,000,000
June 1	4.4527	99,375,000	Fixed	75,000,000
June 1	4.4659	68,450,000	3 month LIBOR	50,000,000
June 1	4.5279	68,940,000	Fixed	50,000,000
June 1	4.6112	101,400,000	Fixed	75,000,000
Jun. 1	4.6430	78,670,000	Fixed	50,000,000
Jun. 1	4.6600	79,010,000	Fixed	50,000,000
Jun. 1	4.6980	78,950,000	Fixed	50,000,000
Jun. 1	4.8045	79,440,000	Fixed	50,000,000
Jun. 1	4.9430	77,875,000	Fixed	50,000,000
Jun. 1	5.0339	77,815,000	Fixed	50,000,000
Jun. 1	5.0670	78,775,000	Fixed	50,000,000
Jun. 1	5.4000	114,990,000	Fixed	75,000,000
2012 — June 1	4.3370	133,900,000	3 month LIBOR	100,000,000
June 1	4.3697	96,525,000	Fixed	75,000,000
June 1	4.5936	99,600,000	Fixed	75,000,000
June 1	4.6314	68,625,000	Fixed	50,000,000
June 1	4.6402	102,787,500	3 month LIBOR	75,000,000
Jun. 1	4.6770	68,300,000	Fixed	50,000,000
June 1	4.8198	100,897,500	3 month LIBOR	75,000,000
Jun. 1	4.9090	78,445,000	Fixed	50,000,000
Jun. 1	4.9872	79,500,000	Fixed	50,000,000
Jun. 1	5.0863	78,745,000	Fixed	50,000,000
Jun. 1	5.1110	78,540,000	Fixed	50,000,000
Jun. 1	5.4980	76,650,000	Fixed	50,000,000
2013 — June 1	4.5100	33,437,500	3 month LIBOR	25,000,000
June 1	4.5340	33,375,000	3 month LIBOR	25,000,000
June 1	4.5480	98,662,500	Fixed	75,000,000
June 1	4.5938	103,050,000	Fixed	75,000,000
June 1	4.6810	102,150,000	Fixed	75,000,000
June 1	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 — Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
June 1	4.5586	65,200,000	Fixed	50,000,000
June 1	4.5768	65,725,000	Fixed	50,000,000
June 1	4.6020	96,862,500	Fixed	75,000,000
June 1	4.6262	97,500,000	Fixed	75,000,000
June 1	4.6437	97,627,500	Fixed	75,000,000
June 1	4.7055	98,730,000	Fixed	75,000,000
June 1	4.7375	99,300,000	Fixed	75,000,000
June 1	4.7540	65,200,000	3 month LIBOR	50,000,000
June 1	4.7943	99,150,000	3 month LIBOR	75,000,000
June 1	4.9805	136,240,000	Fixed	100,000,000

Total		$14,236,990,500		U.S.$ 9,863,278,500

Unmatured Debt (Continued)

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2004 — Oct. 1	5.9390	$77,070,000	Fixed	EUR 50,000,000
Dec. 1	3.6240	104,205,000	Fixed	75,000,000
Dec. 1	5.1470	65,864,750	Fixed	50,000,000
2005 — Mar. 1	4.9610	67,140,000	Fixed	50,000,000
Sep. 1	3.8720	106,631,400	Fixed	75,000,000
Sep. 1	3.9140	104,812,463	Fixed	75,000,000
Sep. 1	3.9654	103,929,804	Fixed	75,000,000
Sep. 1	4.0720	104,293,970	Fixed	75,000,000
Sep. 1	4.5467	70,412,860	Fixed	50,000,000
Sep. 1	4.6760	105,142,500	Fixed	75,000,000
Sep. 1	5.1747	70,400,000	Fixed	50,000,000
Sep. 1	5.2000	41,590,000	Fixed	30,000,000
Sep. 1	5.2120	42,375,000	Fixed	30,000,000
Sep. 1	5.2250	71,043,000	Fixed	50,000,000
Dec. 1	3.7883	71,463,500	Fixed	50,000,000
Dec. 1	3.8449	70,998,100	Fixed	50,000,000
Dec. 1	3.8898	71,051,904	Fixed	50,000,000
Dec. 1	4.0250	106,346,250	Fixed	75,000,000
Dec. 1	4.0420	105,468,460	Fixed	75,000,000
Dec. 1	4.1370	70,242,650	Fixed	50,000,000
Dec. 1	4.1765	70,303,500	Fixed	50,000,000
Dec. 1	4.2534	70,665,750	Fixed	50,000,000
Dec. 1	4.9268	70,892,550	Fixed	50,000,000
Dec. 1	4.9278	70,585,050	Fixed	50,000,000
Dec. 1	5.0032	69,665,632	Fixed	50,000,000
Dec. 1	5.0894	68,975,000	Fixed	50,000,000
Dec. 1	5.1580	97,621,400	Fixed	75,000,000
Dec. 1	5.1807	67,853,463	Fixed	50,000,000
Dec. 1	5.2270	68,622,400	Fixed	50,000,000
Dec. 1	5.2750	68,107,950	Fixed	50,000,000
Dec. 1	6.1160	70,700,000	Fixed	50,000,000
Dec. 1	6.1200	70,540,697	Fixed	50,000,000
Dec. 1	6.5110	70,642,880	Fixed	50,000,000
2006 — Mar. 1	4.1535	104,773,669	Fixed	75,000,000
Mar. 1	4.6089	104,089,766	Fixed	75,000,000
Mar. 1	4.7300	69,841,200	Fixed	50,000,000
Mar. 1	4.8742	70,039,500	Fixed	50,000,000
Mar. 1	6.0900	71,420,545	Fixed	50,000,000
Sep. 1	4.5620	68,470,420	Fixed	50,000,000
Oct. 1	5.6159	80,125,000	Fixed	50,000,000
Dec. 1	4.9590	104,114,790	Fixed	75,000,000
Dec. 1	5.2907	68,118,000	Fixed	50,000,000
Dec. 1	5.3000	98,634,500	Fixed	75,000,000
Dec. 1	5.4229	67,818,901	Fixed	50,000,000
2007 — Mar. 1	5.2200	35,572,500	Fixed	25,000,000
Jun. 1	5.7577	63,610,000	Fixed	50,000,000
Jun. 1	6.4088	150,000,000	Fixed	100,000,000
Jun. 1	6.4100	74,697,930	Fixed	50,000,000
Jun. 1	6.4200	75,044,970	Fixed	50,000,000
Oct. 1	5.2447	35,187,500	Fixed	25,000,000
Oct. 1	5.4840	67,000,000	Fixed	50,000,000
Oct. 1	6.4390	71,874,000	Fixed	50,000,000
Oct. 1	6.4650	71,449,303	Fixed	50,000,000
2008 — Mar. 1	4.6600	70,300,000	Fixed	50,000,000
Mar. 1	5.6864	95,211,700	Fixed	75,000,000
Jun. 1	4.6210	70,124,600	Fixed	50,000,000
Jun. 1	4.8389	69,608,000	Fixed	50,000,000
Jun. 1	5.3511	69,331,875	Fixed	50,000,000
Jun. 1	5.4375	67,952,500	Fixed	50,000,000
Oct. 1	4.9488	70,492,000	Fixed	50,000,000
Oct. 1	5.1823	68,913,188	Fixed	50,000,000
Oct. 1	5.4112	98,121,700	Fixed	75,000,000
Oct. 1	5.7360	95,861,400	Fixed	75,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2009 — Mar. 1	5.2880	$69,911,985	Fixed	EUR 50,000,000
Mar. 1	5.2900	105,513,549	Fixed	75,000,000
Jun. 1	4.7729	106,008,000	Fixed	75,000,000
Jun. 1	4.9441	104,018,700	Fixed	75,000,000
Jun. 1	5.0140	72,437,000	Fixed	50,000,000
Jun. 1	5.1117	105,251,400	Fixed	75,000,000
Jun. 1	5.3488	69,936,274	Fixed	50,000,000
Jun. 1	5.4246	105,251,250	Fixed	75,000,000
Jun. 1	5.5324	98,002,100	Fixed	75,000,000
Jun. 1	5.8425	67,671,000	Fixed	50,000,000
Oct. 1	4.9457	72,035,800	Fixed	50,000,000
Oct. 1	4.9670	104,429,625	Fixed	75,000,000
Oct. 1	5.0490	70,056,125	Fixed	50,000,000
Oct. 1	5.0527	72,121,000	Fixed	50,000,000
Oct. 1	5.2030	70,107,600	Fixed	50,000,000
Oct. 1	5.3900	70,007,000	Fixed	50,000,000
Oct. 1	5.3905	69,155,575	Fixed	50,000,000
Oct. 1	5.4034	68,216,160	Fixed	50,000,000
Oct. 1	5.4145	68,935,000	Fixed	50,000,000
Oct. 1	5.5120	97,072,500	Fixed	75,000,000
Oct. 1	5.7305	67,866,100	Fixed	50,000,000
Oct. 1	5.7694	66,770,496	Fixed	50,000,000
Oct. 1	5.7695	65,293,000	Fixed	50,000,000
Oct. 1	6.0855	151,000,260	Fixed	100,000,000
Oct. 1	6.1353	74,000,000	Fixed	50,000,000
2010 — Mar. 1	5.1270	103,585,913	Fixed	75,000,000
Mar. 1	5.7810	67,067,000	Fixed	50,000,000
Mar. 1	5.7870	66,280,375	Fixed	50,000,000
Mar. 1	5.8147	67,374,000	Fixed	50,000,000
Mar. 1	6.0720	69,800,000	Fixed	50,000,000
Jun. 1	5.0857	72,154,700	Fixed	50,000,000
Jun. 1	5.0985	71,962,000	Fixed	50,000,000
Jun. 1	5.1230	69,797,000	Fixed	50,000,000
Jun. 1	5.1480	69,922,000	Fixed	50,000,000
Jun. 1	5.2008	70,162,500	Fixed	50,000,000
Jun. 1	5.3390	69,452,000	Fixed	50,000,000
Jun. 1	5.3946	70,668,100	Fixed	50,000,000
Jun. 1	5.6452	65,190,000	Fixed	50,000,000
Jun. 1	5.7470	67,202,550	Fixed	50,000,000
Jun. 1	5.7630	66,600,000	Fixed	50,000,000
Jun. 1	5.8348	66,000,000	Fixed	50,000,000
Jun. 1	5.8400	66,149,000	Fixed	50,000,000
Jun. 1	5.8970	42,380,100	Fixed	30,000,000
Jun. 1	5.95387	56,539,560	Fixed	40,000,000
Jun. 1	5.9570	69,236,750	Fixed	50,000,000
Jun. 1	5.9716	69,145,000	Fixed	50,000,000
Jun. 1	6.2250	68,250,000	Fixed	50,000,000
Jun. 1	6.2560	68,100,000	Fixed	50,000,000
Oct. 1	5.1360	70,478,000	Fixed	50,000,000
Oct. 1	5.2390	71,805,000	Fixed	50,000,000
Oct. 1	5.2657	103,876,125	Fixed	75,000,000
Oct. 1	5.2810	103,462,328	Fixed	75,000,000
Oct. 1	5.3320	71,512,500	Fixed	50,000,000
Oct. 1	5.3910	67,200,000	Fixed	50,000,000
Oct. 1	5.5186	104,770,421	Fixed	75,000,000
Oct. 1	5.7011	52,407,000	Fixed	40,000,000
Oct. 1	5.7260	98,520,000	Fixed	75,000,000
2011 — Jun. 1	5.1020	105,164,970	Fixed	75,000,000
Jun. 1	5.3696	69,535,700	Fixed	50,000,000
Jun. 1	5.4906	69,340,800	Fixed	50,000,000
2012 — June 1	5.6030	70,615,000	Fixed	50,000,000
June 1	5.6740	70,101,870	Fixed	50,000,000

Total		$9,686,333,100		EUR 6,970,000,000

Unmatured Debt (Continued)

For the cross currency swap listed below, the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — Jun. 1	5.8350	$110,900,000	6 month LIBOR	¥8,000,000,000

Total		$110,900,000		¥8,000,000,000

NOTES:

(1)	Non-callable except as otherwise noted.

(2)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues are real amounts and do not include the inflation compensation accrued to date.

(3) Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.

(4) Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.

(5) Canada Investment Bonds are available in a non-certificated form through authorized investment dealers only. They offer a fixed rate of interest for the full term to maturity, are non-cashable prior to maturity but are transferable to other eligible registration types. Issues are available in compound interest or regular interest form.

(6) Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).

(7) Converted at U.S. $1.00 = $1.2616, Japanese Yen 1.00 = $0.01147, British Pound 1.00 = $2.2861, Danish Krone 1.00 = $0.2107, New Zealand $1.00 = $0.8548, Norwegian Krone 1.00 = $0.18798, and Euro 1.00 = $1.5690, the closing rates on September 30, 2004.

(8) These fixed-rate notes or bonds were swapped into U.S. dollar floating rate debt based on the 3-month London Inter-bank Offered Rate (LIBOR).

(9) Although the principal is denominated in Japanese Yen, the coupon is payable in Australian Dollars.

(10) Original issue of French Francs 4,000,000,000 was redenominated into Euro 609,796,068.95 on April 28, 1999.

(11) This issue is a reopening of a previous issue and as a result, both issues are fully fungible.

(12) Original issue of Deutsche Marks 4,000,000,000 was redenominated into Euro 2,045,167,524.78 on February 19, 1999.

(13) Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

(14) Since August 31, 1986 no drawings have been outstanding on the standby credit facility with Canadian chartered banks and since May 31, 1986 no drawings have been outstanding on the standby credit facility with United States and other foreign banks.

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2004

	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings	borrowings

	(in millions)
Business Development Bank of Canada	$5,233.5	$2,069.0	$7,302.4
Canada Mortgage and Housing Corporation	8,351.2	2,090.0	10,441.2
Canada Post Corporation	108.1	—	108.1
Canadian Dairy Commission (Marketing)	0.9	—	0.9
Canadian Wheat Board (2)	—	11.9	11.9
Export Development Canada	7,251.9	9,926.0	17,177.9
Farm Credit Canada	8,533.6	675.5	9,209.1
Freshwater Fish Marketing Corporation	17.6	5.5	23.1
Royal Canadian Mint	20.7	—	20.7

Total	$29,517.5	$14,777.9	$44,295.4

Source: Public Accounts of Canada 2004.

(1) The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Effective December 31, 1998 the Canadian Wheat Board ceased to be an agent Crown corporation under the Financial Administration Act. Borrowing transactions prior to December 31, 1998 are reported here.

CONTINGENT LIABILITIES

At March 31, 2004

(in millions)
GUARANTEES BY THE GOVERNMENT
Borrowing by enterprise Crown corporations which are agents of Her Majesty	$44,295
Borrowings by other than enterprise Crown corporations
From agents
Loans to Indians by the Canada Mortgage and Housing Corporation and Farm Credit Canada for on-reserve housing	490
From other than agents
Guarantee programs of the Government
Canada Student Loans Act	444
Small Businesses Loans Act	970
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	242
Atlantic Enterprise Program	—
Advance Payments for Crops Act	221
Enterprise Development Program	—
Fisheries Improvement Loans Act	—
Loans to Indians by approved lenders for on-reserve housing	800
Financial obligations incurred by air carriers regarding purchase of The de Havilland Aircraft of Canada, Limited DHC-7 and DHC-8 aircraft	243
Aboriginal Economic Program	10
Indian economic development	1
Time Air (1982) Ltd.	—

2,933

Other explicit loan guarantees
Loans with respect to the Hibernia Development Project Act	64
Loans to NewGrade Energy Inc. to finance construction of a heavy oil upgrader	38

102

Insurance programs of the government
Insurance against accidents at nuclear installations under the Nuclear Liability Act	584
Accounts administered for the Government by the Export Development Corporation — Insurance and related guarantees	1,483

2,067

Other explicit guarantees
Guarantees under the Prairie Grain Advance Payments Act	218
Guarantees under the Spring Credit Advance Program	4
Guarantees under the Agricultural Marketing Programs Act	18
Guarantees under Section 19 of the Canadian Wheat Board Act	6,140
Guarantees to holders of mortgages insured by the Mortgage Insurance Company of Canada and GE Capital Mortgage Insurance Company (Canada)	616

6,996

TOTAL GROSS GUARANTEES	56,883
Less: allowance for losses	2,770

NET EXPOSURE UNDER GUARANTEES	$54,112

Source: Public Accounts of Canada 2004.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2004 through November 30, 2004 Government of Canada domestic marketable bonds outstanding increased by $2,986 million to $269,164 million. New issues and retirements during this period are detailed below.

	Issue details

Issue or maturity date	Coupon %	Maturity date	Amount	Maturity

October 1, 2004	10 1/2	—	—	273,560,000
October 12, 2004	4 1/4	Sept. 1, 2009	300,000,000	—
October 18, 2004	4 1/2	June 1, 2015	2,100,000,000	—
November 8, 2004	5	June 1, 2037	300,000,000	—
November 22, 2004	4	Sept. 1, 2010	2,100,000,000	—

From October 1, 2004 through November 30, 2004, four repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

			Amount
Repurchase settlement date	Coupon %	Maturity date	Repurchased

October 7, 2004	4 1/4	December 1, 2004	130,000,000
	6	September 1, 2005	253,000,000
	12 1/4	September 1, 2005	3,610,000

			$386,610,000
October 12, 2004	6	June 1, 2008	116,209,000
	11 3/4	October 1, 2008	4,090,000
	11 1/2	March 1, 2009	5,000,000
	10 3/4	October 1, 2009	2,187,000
	9 1/2	June 1, 2010	150,000,000

			$277,486,000
October 18, 2004	10 1/4	March 15, 2014	149,950,000
	10 1/2	March 15, 2021	37,462,000
	9 3/4	June 1, 2021	78,643,000
	8	June 1, 2023	85,000,000
	9	June 1, 2025	40,000,000
	8	June 1, 2027	8,945,000

			$400,000,000
October 21, 2004	4 1/4	December 1, 2004	476,000,000

			$476,000,000

CANADA SAVINGS BONDS

Series 90 issued on November 1, 2004 has a guaranteed minimum interest rate of 1.50% for the year beginning November 1, 2004. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 47 (issue date November 1, 1992) has been extended to November 1, 2014 and has a guaranteed minimum interest rate of 1.50% for the year beginning November 1, 2004. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

Series 40 issued on November 1, 2004 has a guaranteed interest rate of 1.85% for the year beginning November 1, 2004, 2.45% for the year beginning November 1, 2005 and 3.40% for the year beginning November 1, 2006. Rates for the remaining years to maturity will be announced at a future date.

CANADA INVESTMENT BONDS

The Canada Investment Bond, piloted through investment dealers in 2003-2004, has been discontinued this year.

TREASURY BILLS

From October 1, 2004 through November 30, 2004 treasury bills outstanding increased by $6,450 million to $120,250 million.

CANADA BILLS

From October 1, 2004 through November 30, 2004 Canada Bills outstanding decreased by U.S.$128,377,000 to U.S.$1,553,128,000.

CROSS CURRENCY SWAPS

From October 1, 2004 through November 30, 2004, domestic liabilities of $189,135,000 were swapped into liabilities of U.S.$150,000,000.